Exhibit 10.29

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of [ ], 2024

between

HEREDIA INVESTMENTS S.A.C.,

as Borrower,

the Sponsors party hereto,

the Lenders party hereto,

TMF GROUP NEW YORK, LLC

as Administrative Agent

and

TMF Luxembourg S.A.

as Luxembourg Collateral Agent

i

ANNEXES

Annex I	Representations and Warranties of Sponsors

Annex II	Affirmative Covenants of the Sponsors

Annex III	[Reserved]

Annex IV	Definitions; Other Interpretive Provisions

v

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of [ ] , 2024 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and between HEREDIA INVESTMENTS S.A.C., a corporation organized under the laws of Peru (“Borrower”), each Sponsor (as defined below) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), TMF Group New York, LLC as Administrative Agent and TMF Luxembourg S.A. as Luxembourg Collateral Agent.

WHEREAS, prior to the Signing Date, the Borrower informed the Lenders that Grupo Salud Auna México, S.A. de C.V. (“Auna Mexico”), an openly held corporation (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico, intended to directly or indirectly acquire 100% of the issued and outstanding Equity Interests (the “OCA Acquisition”) in the Target Entities from the Sellers pursuant to the OCA Acquisition;

WHEREAS, to partially finance an equity contribution made by the Borrower to Auna Salud S.A.C. (“Auna Salud”), a closely held corporation (sociedad anónima cerrada) incorporated and existing under the laws of Peru, which, in turn, made an equity contribution to Auna Mexico, to fund a portion of the OCA Acquisition and to pay certain costs and expenses associated with the Transactions, the Borrower requested that the Lenders provide a senior secured credit facility, and the Lenders were willing to do so on the terms and conditions set forth in the Credit Agreement, dated as of the Signing Date (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), by and between the Borrower, the Lenders, the Administrative Agent and the Luxembourg Collateral Agent;

WHEREAS, as of the Signing Date, Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., Enfoca Discovery 2, L.P., Enfoca Descubridor 1, Enfoca Descubridor 2 and Luis Felipe Pinillos Casabonne (collectively, the “Sponsors” and each, a “Sponsor”) collectively hold 82.06% of the outstanding Equity Interests in Auna S.A.A. (“Auna”), an openly held corporation (sociedad anónima abierta) incorporated and existing under the laws of Peru and, certain of the Sponsors directly, collectively, hold all of the outstanding Equity Interests in the Borrower;

WHEREAS, the Sponsors benefit directly and indirectly from transactions contemplated herein;

WHEREAS, as part of the Transactions, following the Closing Date, (i) Auna merged with Auna S.A. (“Auna Lux”), a public limited liability company (société anonyme), incorporated and existing under the laws of Luxembourg with its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B267590, whereby Auna Lux absorbed Auna and Auna Lux acceded to, and assumed all obligations of, Auna, and (ii) the Borrower may merge into Auna Salud and, thereafter, Auna Salud shall accede to, and assume all obligations of, the Borrower, including the Obligations;

WHEREAS pursuant to the Collateral Agreements, the Sponsors granted a first priority security interest in favor of the Lenders over certain Equity Interests held by the Sponsors in Auna, Auna Lux and the Borrower, and the Borrower granted a first priority security interest in favor of the Lenders over its Equity Interests in Auna Salud; and

WHEREAS, the Sponsors, the Borrower and the Lenders wish to amend and restate the Original Credit Agreement in its entirety on the Amendment Effective Date to read as provided for herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, the parties hereto hereby agree that, effective as of the Amendment Effective Date, the Original Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement (including in the recitals set forth above), except as otherwise specified in Annex IV to this Agreement, the following terms shall have the following meanings:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Documents” means, collectively, the Share Purchase Agreement and all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith on or prior to the Closing Date, in each case as amended, supplemented or otherwise modified from time to time.

“Act” has the meaning specified in Section 11.18.

“Administrative Agent” means TMF Group New York, LLC (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder (including, without limitation, any successor appointed under Section 11.07).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” means the Administrative Agent, the Collateral Agents, the Intercreditor Agent and any collateral agent or similar term under the Collateral Agreements, and each of its successors.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Effective Date” means the “Amendment and Restatement Effective Date” as defined in that certain Amendment No. 4 to Credit Agreement, dated as of [ ], 2024, among the Borrower, the Sponsors and the Lenders party thereto.

“Amendment No. 4 Signing Date” means the “Amendment No. 4 Signing Date” as defined in that certain Amendment No. 4 to Credit Agreement, dated as of March 14, 2024, among the Borrower, the Sponsors and the Lenders party thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Restricted Entity from time to time concerning or relating to bribery or corruption, including, without limitation, Articles 397°, 397°-A, and 398°, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835) and Supreme Decree N° 002-2019-JUS, Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), Peruvian Law No. 30737, Peruvian Supreme Decree No. 096-2018-EF, and the Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws of any jurisdiction applicable to any Restricted Entity from time to time concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, Peruvian Legislative Decree No. 1106, Peruvian Law No. 27693, Peruvian Law No. 29038, Peruvian Supreme Decree No. 020-2017-JUS, Peruvian Law Decree No. 25475, Peruvian Criminal Code (Código Penal), the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, and the Bribery Act 2010 and the rules and regulations thereunder.

“Applicable Margin” means (i) in respect of any SOFR Loan, 11.05% per annum and (ii) in respect of any Base Rate Loan, 10.05% per annum.

“Approved Fund” means any Person (other than a natural person), which is not a Disqualified Entity, that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and a permitted assignee (with the consent of any party whose consent is required by Section 11.07), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Lenders and the Administrative Agent.

“Auna” has the meaning specified in the preamble hereto; provided that unless the context otherwise requires, all references to “Auna” shall mean Auna Lux.

“Auna Indenture” means the indenture, dated as of December 18, 2023, entered into among Auna Lux, as issuer, the guarantors listed therein and Citibank, N.A., as trustee, paying agent, registrar and transfer agent (as the same may be amended or supplemented from time to time).

“Auna Lux” has the meaning specified in the preamble hereto.

“Auna Lux Sucursal” means Auna S.A., Sucursal del Peru, the Peruvian sucursal of Auna Lux, incorporated and existing under the laws of Peru.

“Auna Mexico” has the meaning specified in the preamble hereto.

“Auna Mexico Equity Contribution” means the equity contribution to be made by Auna Salud to Auna Mexico in an aggregate principal amount of not less than $342,000,000 for the purpose of financing, in part, the OCA Acquisition.

“Auna S.A.A. Merger” means the merger between Auna and Auna Lux, pursuant to which Auna Lux will absorb Auna, as described in Schedule 5.21.

“Auna Salud” has the meaning specified in the preamble hereto.

“Auna Salud Equity Contribution” means the equity contributions to be made by the Borrower to Auna Salud in an aggregate principal amount of not less than U.S.$342,000,000 for the purpose of financing the Auna Mexico Equity Contribution and thereby the OCA Acquisition.

“Auna Salud Merger” means the merger between Auna Salud and Borrower, pursuant to which Borrower shall merge into Auna Salud and Auna Salud shall accede to and assume all Obligations of Borrower under this Agreement and any other Loan Documents.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(d).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, for any day, a fluctuating rate or interest per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or Term SOFR shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Rate or Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate as provided in Section 2.06.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Required Lenders, in consultation with the Borrower, for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated business loans and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Required Lenders, in consultation with the Borrower, and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated business loans at such time.

“Benchmark Replacement Date” means a date and time determined by the Borrower and the Required Lenders, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18(a) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by 31 C.F.R. § 1010.230 (“Beneficial Ownership Regulation”).

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means the borrowing of the Loan pursuant to Article 2.

“Borrowing Notice” has the meaning specified in Section 2.02(a).

“BTB Loan” means that certain credit agreement, entered into between Auna Mexico, as borrower, Auna as guarantor thereunder, and certain other guarantors and certain lenders from time to time party thereto, dated as of September 30, 2022, pursuant to which the lenders thereunder agree to make loans to Auna Mexico to finance part of the OCA Acquisition, as the same may be amended, amended and restated, supplemented or otherwise from time to time.

“Business Day” means any day other than any day that is a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of any of New York, United States of America, Lima, Peru, Madrid, Spain and Luxembourg.

“Capital Lease Obligations” of any Person, means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however denominated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV and the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of (i) Auna Lux and its Subsidiaries taken as a whole, or (ii) the Borrower, in each case of the foregoing clauses (i) and (ii), to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act or any successor provisions to other of the foregoing)) other than to one or more Permitted Holders; or

(b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Auna Lux; or

(e) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of any Equity Interest in the Borrower; or

(f) the Borrower enters into any management, partnership, profit sharing, joint-venture or royalty agreement or other similar arrangement whereby the Borrower’s business or operations are managed by, or a significant part of its net income or profits shared with, any Person other than Permitted Holders.

Notwithstanding the foregoing, for the avoidance of doubt, the transfer and/or contribution of Equity Interests of Auna and/or the Borrower pursuant to the Peruvian Trust Agreement shall not be a Change of Control hereunder.

“Change of Control Offer” has the meaning specified in Section 2.09(b)(ix).

“Charges” has the meaning specified in Section 11.19.

“Closing Date” means the first Business Day on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the property of any Person from time to time subject to the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement as security, inter alia, for the Obligations.

“Collateral Agents” means, collectively the Peruvian Collateral Agent and the Luxembourg Collateral Agent.

“Collateral Agreements” means the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement, and each document delivered and executed in connection with any of the foregoing, in each case, and any amendment, modifications or supplements thereto.

“Collateral Requirement” means, at any time with respect to any Collateral, subject to the Intercreditor Agreement, that all steps required under applicable Law or reasonably requested by a Lender or the Required Lenders to ensure that the Liens under the Collateral and the Collateral Agreements, as the case may be, creates a valid and perfected first priority Lien (subject only to Permitted Liens) on such Collateral in favor of the Secured Parties, as applicable, shall have been taken.

“Colombian OpCo Loan” means that certain Credit Agreement, entered into between Auna Colombia S.A.S. as a borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, lead arranger and bookrunner, dated as of April 20, 2022.

“Colombian OpCo Loan Amendment” means the amendment to the Colombian OpCo Loan, dated on or about the Signing Date, entered into between Auna Colombia S.A.S. as a borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, lead arranger and bookrunner.

“Commitment” means, with respect to each Lender, the commitment of the Lenders to make the Loan on the Closing Date in the amount of such Lender’s Commitment set forth in Schedule 2.01, as such commitment shall be terminated pursuant to Section 2.04. As of the Closing Date, of the aggregate total Commitment is $20,000,000.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Borrower and the Required Lenders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Borrower and the Required Lenders decide that adoption of any portion of such market practice is not administratively feasible or if the Borrower and the Required Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Borrower and the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for Dollar-denominated syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Borrower and the Required Lenders may establish another convention.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Luxembourg Bankruptcy laws and the Peruvian Bankruptcy Law (Ley General del Sistema Concursal), Peruvian Law No. 27809, as amended from time to time, and all other liquidation, conservatorship, bankruptcy, concurso mercantil, quiebra, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Peru, the United States, Luxembourg or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Loan, plus 3.5% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of the Loan or (ii) pay over to any party hereto (other than Borrower) any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or any party hereto in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a party hereto (other than Borrower), acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loan under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such party’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has become the subject of an Insolvency Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) (including any sale and leaseback transaction) of any property (excluding Capital Stock) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Entity” means the Persons identified as “Disqualified Entities” on that certain Schedule 1.01 hereto.

“Dollar” and “U.S.$” and $” mean the lawful currency of the United States of America.

“Dollar Equivalent” with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the administrative agent under the BTB Loan or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and/or (d) any other financial institution or fund which is regularly and primarily engaged in or established for the purposes of making, purchasing, holding or investing in loans (excluding any fund which is a “distressed debt”, “restructuring”, “work out” or similar fund engaged in or established for the purpose of making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit) .

“Environmental and Social Claim” means any claim, proceeding or investigation by any Governmental Authority in respect of an Environmental Law or a Social Law or an environmental and social agreement between the Borrower and any Governmental Authority.

“Environmental Law” means any law, rule or regulation (including international treaty obligations) concerning environmental matters and natural resource management applicable in respect of the Borrower or any country in which the Borrower carries out business activities.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such

Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” means the Acquiom Agency Services LLC as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated on or prior to the Closing Date between Acquiom Agency Services LLC, as Escrow Agent, the Lenders and the Borrower.

“Escrow Date” means the date on which the Lenders deposit the proceeds of the Loans into the Escrow Account pursuant to the terms of the Escrow Agreement.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or, having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f), and (c) any withholding Taxes imposed under FATCA.

“Existing Senior Debt Documents” means (i) the New Term Loan Agreement, (ii) the New Notes Documents, in each case of clauses (i) and (ii), including any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof.

“Facility” means the credit facility contemplated by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Floor” means an amount equal to 1.975%.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Account” means the deposit accounts to which each Lender is authorized by Borrower in the relevant Borrowing Notice to transfer the proceeds of any Loan requested pursuant to this Agreement.

“GDPR” means the European Union General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 of the European Parliament and the Council of the European Union and all regulations promulgated thereunder.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grupo Enfoca” means Enfoca Sociedad Administradora de Fondos de Inversión S.A. and/or the group of entities affiliated with Enfoca Sociedad Administradora de Fondos de Inversión S.A.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness or obligation (to the extent that it is under an obligation to reimburse the issuer of such letter of credit thereunder), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Initial Loans” means any Loans incurred on the Closing Date.

“Information” has the meaning specified in Section 11.12.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up or (iii) the occurrence of any event of the type set forth in Section 9.01(h) (with references therein to the “Borrower” being deemed replaced by references to such Person).

“Intercreditor Agent” means TMF Group New York, LLC.

“Intercreditor Agreement” means that certain intercreditor and collateral agency agreement, dated on or prior to the Closing Date, among the Borrower, the Intercreditor Agent, the Luxembourg Collateral Agent, the Administrative Agent, and the holders of the NPA Notes party thereto.

“Interest Calculation Date” means,the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means, initially, the period commencing on and including the Closing Date and ending on the numerically corresponding day in the calendar month that is six months thereafter and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is six months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) no tenor that has been removed from this definition pursuant to Section 2.18(d) shall be available for specification in a Borrowing Notice.

“Interest Rate” has the meaning specified in Section 2.06(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial public offering of the securities of Auna Lux, the Borrower or any of their respective Subsidiaries, pursuant to an effective registration statement filed pursuant to the Securities Act or under Rule 144A of the Security Act or other similar transaction in which securities of Auna Lux, the Borrower or any of their respective Subsidiaries are offered for sale to the general public.

“Judgment Currency” has the meaning specified in Section 11.17.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means the Persons listed on Schedule 2.01 holding a Commitment or the Loan and any other Person that shall have become party hereto holding the Loan pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding the Loan pursuant to an Assignment and Assumption; provided that no Person that is a Disqualified Entity shall be a Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, fideicomiso, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and in case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Agreements, the Intercreditor Agreement, the Escrow Agreement, the Onshore Collateral Agency Agreement and each document delivered and executed in connection with any of the foregoing in each case, including any and all fee letters and any amendments, modifications or supplements thereto.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Collateral Agent” means TMF Luxembourg S.A. and any Collateral Agent successor appointed pursuant to the Luxembourg Pledge Agreement.

“Luxembourg Pledge Agreement” means the Luxembourg pledge agreement, dated on or prior to the Closing Date, by and among, inter alias, the Sponsors as shareholders of Auna Lux, Auna Lux and the Luxembourg Collateral Agent, to secure the Obligations, as such Luxembourg pledge agreement was amended and restated on or about March 4, 2024, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Make-Whole Premium” means, with respect to any Loan or any portion thereof on any date of prepayment pursuant to Section 2.09, an amount equal to the difference between (x) all interest that would have been payable by the Borrower if such Loan had been outstanding on the numerically corresponding day in the calendar month that is 18 months after the Closing Date and (y) all payments of interest on such Loan or portion thereof prior to such relevant prepayment.

“Mandatory Prepayment Event” means any of the events described in Section 2.09(b).

“Margin Regulations” means Regulation U or X, as applicable.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties, prospects or financial condition of the Borrower or Auna Lux and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or Auna Lux and its Subsidiaries to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the Collateral, or Collateral Agent’s Liens on the Collateral; or (d) a material adverse effect on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Maturity Date” means the date falling thirty six (36) months after the Closing Date; provided, however, that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.18.

“Mexican Pesos” or “MXP” means the lawful currency of Mexico.

“Mexico” means the United Mexican States.

“MXP Equivalent” means, with respect to any monetary amount in a currency other than Mexican Pesos, at any time for the determination thereof, the amount of Mexican Pesos obtained by converting such foreign currency involved in such computation into Mexican Pesos at the spot rate for the purchase of Mexican Pesos with the applicable foreign currency as quoted by Bloomberg, which shall be equal to the Bloomberg quoted rate, at approximately 11:00 a.m. on the date of such determination.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto, or its Affiliates.

“Net Cash Proceeds” means an amount equal to (i) cash payments actually received, minus (ii) the sum of (A) any Taxes payable as a result of any gain recognized directly as a result of the event leading to the cash payment and (B) any direct out-of-pocket reasonable and documented selling costs, fees and expenses incurred as a result of the event leading to the cash payment.

“New Notes Documents” means the Auna Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement), as may be amended or supplemented from time to time.

“New Term Loan Agreement” means that certain credit agreement, dated as of November 10, 2023, by and among, inter alios, Auna Lux and Auna Mexico as borrowers, certain guarantors and lenders from time to time party thereto and Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria, as administrative agent, as amended, amended and restated, supplemented or otherwise modified prior to the Amendment No. 4 Signing Date, and giving effect to any amendment, supplement, waiver or other modification of any term thereof on or after the Amendment No. 4 Signing Date solely to the extent that such amendment, supplement, waiver or other modification of such term is either (x) more favorable to the lenders thereunder or (y) consented to in writing by the Required Lenders.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Note” means an incomplete promissory note (pagaré incompleto) governed by Peruvian Law executed and delivered by the Borrower, as issuer (issuer), substantially in the form of Exhibit C-1, and delivered by the Borrower in favor of each Lender with respect to the Loan.

“Note Completion Agreement” means the instructions (acuerdo de llenado de pagaré) executed by the Borrower and corresponding Lender to complete the corresponding Note substantially in the form of Exhibit C-2.

“Note Purchase Agreement” means the Note Purchase Agreement, dated September 30, 2022, among the purchaser(s) named therein, Heredia Investments S.A.C., as the issuer and Enfoca Investments Ltd., Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., Enfoca Discovery 2, L.P., Enfoca Descubridor 1, Enfoca Descubridor 2 and Luis Felipe Pinillos Casabonne as sponsors.

“NPA Documents” has the meaning assigned to the term “Financing Documents” in the Note Purchase Agreement.

“NPA Notes” means the Notes (as defined in the Note Purchase Agreement).

“Obligations” means all loans to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, the Borrower arising under any Loan Documents or otherwise with respect to the Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent (as directed by the Lenders) or any Lender, in their sole discretion, may be directed or elect, respectively, to pay or advance on behalf of the Borrower.

“OCA Acquisition” means Auna Mexico’s direct or indirect acquisition of 100% of the issued and outstanding Equity Interests in the Target Entities from the Sellers.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Onshore Collateral Agency Agreement” means the Onshore Collateral Agency Agreement, dated on or prior to the Closing Date, among, the Borrower, La Fiduciaria S.A., as Onshore Collateral Agent and the Intercreditor Agent.

“Organization Documents” means, (a) with respect to any corporation or company, the memorandum and articles of association, certificate or articles of incorporation, the memorandum and articles of association and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Documents.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holders” means (i) Enfoca Investments Ltd., Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., Enfoca Discovery 2, L.P., Enfoca Descubridor 1, Enfoca Descubridor 2 and any of their Affiliates and funds managed or advised by, directly or indirectly, any such entities or their Affiliates (including, without limitation, and for the avoidance of doubt, any entity that is, directly or indirectly through one or more intermediaries, controlled by Mr. Jesus Zamora or by Grupo Enfoca) or (ii) a Person in which the foregoing Persons hold more than 50% of the Voting Stock.

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due or payable that, in the case of Liens on the Collateral, are junior to the Liens granted to Collateral Agents pursuant to the Loan Documents and are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with IFRS have been taken, (b) Liens granted to Collateral Agents or any Lender pursuant to the Loan Documents and (c) Liens securing the NPA Notes.

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peru” means the Republic of Peru.

“Peruvian Collateral Agent” means La Fiduciaria S.A. incorporated, existing and authorized under the laws of Peru who will act as trustee under the Peruvian Trust Agreement, the Onshore Collateral Agency Agreement and includes any Collateral Agent successor appointed pursuant to the Onshore Collateral Agency Agreement.

“Peruvian Pledge Agreement” means the Peruvian pledge agreement, dated on prior to Closing Date, by and among, inter alias, the Sponsors as shareholders of Auna, Auna and the Collateral Agent, to secure the Obligations.

“Peruvian Trust Agreement” means the Peruvian trust agreement (contrato de fideicomiso de garantía sobre acciones), dated on or prior to the Closing Date, by and among, inter alias, the Sponsors as shareholders of the Borrower and La Fiduciaria S.A., as the Peruvian Trustee to secure the Obligations.

“PIK Amount” has the meaning specified in Section 2.06(b).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent and the Required Lenders) or any similar release by the Federal Reserve Board (as determined by Administrative Agent, the Borrower and the Required Lenders). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Lender at any time on any date of determination (i) if Obligations are then outstanding, a fraction, the numerator of which is the Total Accrued Loan Amount outstanding of such Lender and the denominator of which is the Total Accrued Loan Amount of all Lenders outstanding under the Facility or (ii) if no Obligations are then outstanding, a fraction, the numerator of which is the amount of the Commitment attributable to such Lender and the denominator of which is the aggregate Commitment under the Facility.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 11.07(e).

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Persons” means any or all of the following as the case may be:

(a) subsidiaries, branches, and representative offices of any Lender, other entity managed or Controlled by any Lender or whose accounts are consolidated with the Lender or its group, any funding vehicle established and managed (or the assets of which are serviced or managed) by a Lender or any third party, for the purpose of securitizing or otherwise funding loans;

(b) any Governmental Authority;

(c) rating agencies, auditors, brokers, insurance and reinsurance brokers, professional advisers (including legal advisers), insurers and reinsurers;

(d) banks and financial institutions, special purpose securitization vehicles and their managements and all investors, agents, arrangers, dealers who are or might wish to be involved in securitization schemes, hedging agreements, participation or other risk transfer agreements;

(e) any person to whom disclosure may be necessary in connection with any proceedings in connection with this Agreement; and/or

(f) if an Event of Default has occurred and is continuing, to any Person.

“Required Lenders” means, at any time, Lenders and Holders (as defined in the Note Purchase Agreement) (in each case, other than the Company or any of its Affiliates in such capacities) of at least 50% of the sum of (a) the Total Accrued Loan Amount held by all Lenders (exclusive of any Loans then owned by the Borrower or any of its Affiliates) and (b) the principal amount of the Notes (as defined in the Note Purchase Agreement) at the time outstanding (exclusive of the Notes then owned by the Borrower or any of its Affiliates).

“Requesting Lenders” is defined in Section 2.22(d).

“Responsible Officer” means, with respect to the Borrower, any Sponsor, Auna or any Subsidiary of Auna, the director, chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such entity, an individual with the necessary power and authority to execute and deliver the relevant certificate, a legal representative whose name appears in the Certificado de Existencia y Representación or equivalent thereof, any other officer of such entity acceptable to the Administrative Agent or any other officer or employee of such entity with a general power for acts of administration (poder general para actos de administración) or equivalent thereof that are in full force and effect, copy of which shall have been previously delivered to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower, any Sponsor, Auna or any Subsidiary of Auna shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower, any Sponsor, Auna or any Subsidiary of Auna, as applicable.

“Restricted Entities” means, (a) the Borrower, and (b) Auna Lux and its Subsidiaries.

“Restricted Payment” means with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); provided, however, that dividends, distributions or payments to the Borrower shall not constitute Restricted Payments.

“Restricted Transaction” means, in respect of the Borrower, (i) any financing transaction (other than the Transactions) directly or indirectly secured by or referencing securities of the Borrower, (ii) any grant, occurrence or existence of any Lien or other encumbrance on securities of the Borrower, or (iii) any sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other direct or indirect transfer of any securities of the Borrower or economic exposure thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, without limitation, Cuba, Iran, North Korea, Syria, Russia and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited, including as a result of being (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) operating, located, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country, (d) a member of the government of a Sanctioned Country, (e) to the best knowledge and belief (having made due and careful enquiries) of any member of any Restricted Entity or the Sponsors, or (f) in a relationship of ownership or control with any Person or Persons described in the foregoing clauses (a) through (e).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Mexico, or the government of Peru.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agents, the Lenders, and each co-agent and sub-agent appointed by the Administrative Agent and/or the applicable Collateral Agent pursuant to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Sellers” has the meaning assigned to the term Vendedores in the Share Purchase Agreement.

“Senior Notes” means the $300,000,000 senior notes due 2025 issued by Auna pursuant to the Senior Notes Indenture and any refinancing thereof.

“Senior Notes Documents” means the Senior Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement), as may be amended or supplemented from time to time.

“Senior Notes Indenture” means the indenture, dated as of November 20, 2020 between Auna, as issuer, the guarantors party thereto and Citibank, N.A., as trustee, paying agent, registrar and transfer agent, pursuant to which the Senior Notes were issued.

“Set-off Party” has the meaning specified in Section 11.15.

“Share Purchase Agreement” means the share purchase agreement, entered into between the Sellers and Auna Mexico, as purchaser, with the appearance of the Target Entities, dated February 21, 2022, pursuant to which Auna Mexico agreed to purchase, directly or indirectly, from the Sellers 100% of the Equity Interests in the Target Entities, as the same may be amended and supplemented from time to time.

“Signing Date” means September 30, 2022.

“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in respect of any Restricted Entity or any country in which any Restricted Entity carries out business activities financed by any Restricted Entity concerning (i) labor, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage and (ix) all other laws, rules and regulations providing for the protection of employees and citizens.

“SOFR” mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means shall mean a Borrowing with respect to which the Loan comprising such Borrowing bears interest at a rate by reference to Section 2.06(a)(i).

“SOFR Loan” means a Loan that bears interest as provided in Section 2.06(a)(i).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Responsible Officer” means any Responsible Officer of the Borrower identified to the Administrative Agent substantially in the form of Exhibit D.

“Sponsors” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Auna Lux.

“Target” means, collectively, the Target Entities.

“Target Entities” means collectively Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V., each an openly held corporation (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate SOFR Determination Day the Term SOFR Reference

Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

The market data is the property of Chicago Mercantile Exchange Inc. or its licensors, as applicable. All rights reserved, or otherwise licensed by the Chicago Mercantile Exchange Inc.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Borrower and the Required Lenders in their reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (i) the date falling ten (10) Business Days following the Signing Date and (ii) the occurrence of the Closing Date and any Borrowing of the Loan in connection therewith.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of the Loan (including, for the avoidance of doubt, the PIK Amount), together with accrued and unpaid interest thereon, the accrued and unpaid fees, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

“Transactions” means, collectively, (i) the execution, delivery and performance by the Borrower and other parties thereto, as applicable, of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Loan pursuant to this Agreement) and (ii) the consummation of the OCA Acquisition.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of a Person means securities of all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the board of directors (or equivalent governing body), managers or trustees, as applicable, of such Person.

Section 1.02 Times Of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, performance, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) Article and Section headings herein and in the other Loan Documents are included for convenience of reference only, are not part of this Agreement or any other Loan Documents and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Documents.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by Lenders, shall be made in good faith and, unless otherwise stated herein, its sole discretion.

(d) Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to any Restricted Entities incorporated or established in Luxembourg and unless the contrary intention appears, a reference to: (a) winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary and judicial liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur or similar officer; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) creditors process means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire); (e) a person being unable to pay its debts as they fall due includes that person being in a state of cessation de paiements; (f) constitutional documents or by-laws includes its up-to-date (restated) articles of incorporation (statuts coordonnés) or limited partnership agreement, as applicable; (g) “corporate reconstruction” includes in relation to any company, (i) any demerger (scission) implemented in accordance with Articles 1030-1 et seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time and (ii) any transfer of assets (transfert d’actifs), transfer of branch of activity (transfert de branche d’activités) and transfer of professional assets (transfert du patrimoine professionnel) implemented in accordance with Articles 1040-1 et seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time; (h) “merger” (fusion) includes any merger implemented in accordance with Articles 1020-1 et seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time; and (i) “gross negligence” means “faute lourde”; and “willful misconduct” means “dol”; a “director” and “manager” includes a reference to a “gérant” and “administrateur.”

Reference herein to a Cayman Islands exempted limited partnership taking any action, holding or dealing with any property or having or exercising any power shall be to such exempted limited partnership acting through its general partner or its ultimate general partner (where applicable).

Section 1.04 Accounting Terms; IFRS.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements (as defined in Annex IV), except as otherwise specifically prescribed herein.

(b) Changes in IFRS. If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided, that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOAN

Section 2.01 The Loan.

(a) Subject to the terms and conditions set forth herein, each Lender severally, and not jointly, agrees to make a single SOFR Loan in Dollars to Borrower on the Closing Date in an aggregate principal amount that will not exceed the Commitment of such Lender by making immediately available funds available in accordance with Section 2.03.

(b) Any Loans borrowed and subsequently repaid or prepaid may not be reborrowed.

Section 2.02 Requests for Loans; Fundings.

(a) (i) To request a Loan on the Closing Date, Borrower shall notify Administrative Agent of such request no later than 11:00 a.m. three (3) Business Days prior to the Closing Date (or such shorter time as may be acceptable to the Administrative Agent and Lenders).

(ii) Such notice of a request for a Loan (a “Borrowing Notice”) shall be in writing in substantially the form of Exhibit B, specifying therein: (A) the date of such Loan, which shall be a Business Day; (B) the aggregate amount of such Loan; (C) the amount to be funded to each Funding Account; and (D) an irrevocable instruction to the Administrative Agent to transfer, on behalf of the Borrower, the aggregate amount of the proceeds of the requested Borrowing pursuant to a funds flow memorandum dated on or about the Closing Date, from the Borrower (signed by a Specified Responsible Officer of the Borrower) to the Administrative Agent, approved by the Administrative Agent and Lenders and substantially in the form of Exhibit E. If a Borrowing Notice is not given by the time referred to in Section 2.02(a)(i) above, it shall be deemed to have been given on the next succeeding Business Day.

(b) The Borrowing Notice shall be irrevocable and binding on Borrower.

(c) Promptly following receipt of a request for a Loan in accordance with this Section, Administrative Agent shall inform each Lender of the details thereof and of the amount of such Lender’s Pro Rata Share of the requested Loan.

Section 2.03 Funding of Borrowings.

(a) Each Lender shall make its Pro Rata Share of any Loan on the proposed date in the Borrowing Notice solely by wire transfer of immediately available funds, by 12:00 noon to the account of Administrative Agent most recently designated by it for such purpose by notice to Lenders. Administrative Agent will make such Loans available to Borrower by promptly crediting the funds so received in the aforesaid account of Administrative Agent to the Funding Account.

(b) The failure of any Lender to fund its Pro Rata Share of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its Pro Rata Share of such Loan on the date of such Loan, but, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to fund its Pro Rata Share of any Loan.

Section 2.04 Termination of Commitment. Unless previously terminated, pursuant to this Agreement, the Commitment shall terminate in full on the Termination Date.

Section 2.05 Repayment of Loans; Maturity. Borrower hereby unconditionally promises to pay to Administrative Agent, for the account of each Lender, the Total Accrued Loan Amount on the Maturity Date.

Section 2.06 Interest; Interest Rate Determinations.

(a) Subject to the provisions of subsection (e) below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum (the “Interest Rate”) equal to the Term SOFR for such Interest Period plus the Applicable Margin for such Loan; and (ii) each Base Rate Loan (which shall be available solely in the event Term SOFR is unavailable for an applicable Interest Period) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date at a rate per annum equal to the Base Rate plus the Applicable Margin. An additional amount equal to the interest that would be determined pursuant to this Section 2.06 for the amount of days occurring from and including the Escrow Date to but excluding the Closing Date shall be payable, in accordance with Section 2.06(b) below, solely to any Lender who has provided funds in accordance with the Escrow Agreement on the first Interest Payment Date following the Escrow Date.

(b) For the period commencing on the Closing Date and ending on the date falling twenty-four months thereafter, on each Interest Calculation Date, the amount of such accrued and unpaid interest shall be added, as of such Interest Calculation Date, to the outstanding principal amount of each Loan (the aggregate of such added amounts, the “PIK Amount”).

(c) For each Interest Calculation Date falling on and after the twenty-fourth month anniversary of the Closing Date, the Borrower shall pay, for the Interest Period ending on such date, interest in cash by wire transfer of immediately available funds; provided however, that (x) upon one or more prepayments of the indebtedness and other obligations outstanding under the Loan Documents and the Note Documents in an aggregate principal amount in excess of $130,000,000 (such amount in excess of $130,000,000, the “Excess Amount) for all such prepayments (whether occurring prior to, on or after the Amendment Effective Date), the Borrower shall have the option to pay accrued interest for each Interest Period thereafter in kind by adding such accrued but unpaid interest to the PIK Amount on each applicable Interest Calculation Date in an aggregate principal amount equal to such accrued and unpaid interest; provided that such aggregate principal amount added to the PIK Amount pusuant to this clause (x) shall not exceed an amount equal to the Excess Amount and (y) otherwise, the Borrower shall have the option to pay up to 50% of the accrued interest for each Interest Period in kind by adding such accrued but unpaid interest to the PIK Amount on such Interest Calculation Date in an aggregate principal amount equal to such accrued and unpaid interest; provided that, for purposes of determining the amount of accrued and unpaid interest paid in kind for this clause (c), interest shall have been deemed to have accrued during the applicable Interest Period at the then applicable interest rate plus 1.00% per annum.

(d) For the avoidance of doubt, the Borrower shall pay all accrued and unpaid interest for the Interest Period ending on the Maturity Date in cash by wire transfer of immediately available funds.

(e) (i) If any principal of or interest on any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, the entire amount of Loans outstanding shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) Interest on each Loan shall be capitalized semi-annually on each Interest Calculation Date for such Interest Period and due and payable in kind, or shall be due and payable in cash, as applicable, as set forth in Section 2.06(a), on each Interest Calculation Date for such Interest Period pursuant to Section 2.06(c) and Section 2.06(d), as applicable, and the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and to the fullest extent permitted by applicable Laws, before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07 Reserved.

Section 2.08 Computation on Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16(a), bear interest for one day. Each determination by the Administrative Agent, in consultation with the Lenders, of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09 Optional and Mandatory Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon written notice to the Administrative Agent, at any time and from time to time prepay the Loans in whole or in part (including accrued and unpaid interest and any other amount outstanding hereunder).

(ii) Such notice shall be irrevocable and given to Administrative Agent by Borrower not later than 11:00 a.m. (New York City time), on the date three (3) Business Days prior to the date of any such prepayment; provided that each partial prepayment of the Loans other than any required prepayment pursuant to 2.09(b) shall be in an aggregate principal amount (taken together with any prepayment of the NPA Notes that is concurrently made under the Note Purchase Agreement) of $10,000,000 and a whole multiple of $1,000,000 in excess thereof.

(iii) Notwithstanding anything to the contrary, any voluntary prepayment hereunder may only be made to the extent a ratable prepayment is concurrently made under the Note Purchase Agreement.

(b) Mandatory Prepayments.

(i) [Reserved]

(ii) Upon the receipt by the Borrower of any Net Cash Proceeds from the incurrence of Indebtedness by the Borrower, except for any Indebtedness permitted to be incurred in accordance with Section 6.03, the Borrower shall prepay or cause the prepayment of, the Loans on a pro rata basis with the principal amount outstanding under the NPA Notes, on the Business Day immediately succeeding the day of receipt of such Net Cash Proceeds, in an amount equal to the lesser of (1) 100% of the Net Cash Proceeds received therefrom and (2) the amount of such Net

Cash Proceeds required to prepay in full the Loans and the NPA Notes (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder).

(iii) [Reserved]

(iv) Upon the receipt by any Sponsor or any of its Affiliates of any Net Cash Proceeds from any sale, transfer or other disposition of, or any payment or distribution in respect of, any Equity Interests of Auna Lux, the Borrower shall prepay the Loans on a pro rata basis with the principal amount outstanding under the NPA Documents (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder), on or prior to the third Business Day (or as soon as commercially reasonable thereafter) following the date of receipt of such Net Cash Proceeds, in an amount equal to the lesser of (1) 100% of such Net Cash Proceeds and (2) the amount of such Net Cash Proceeds required to prepay in full the Loans and the NPA Notes and any other amount outstanding hereunder and thereunder.

(v) Upon the receipt by the Borrower of any Net Cash Proceeds resulting from a Disposition pursuant to Section 6.05(b)(ii), within three (3) Business Days after receipt thereof, the Borrower shall prepay the Loans on a pro rata basis with the principal amount outstanding under the NPA Notes in an amount equal to the lesser of (1) the aggregate amount of such Net Cash Proceeds (or the Dollar Equivalent thereof) and (2) the amount of such Net Cash Proceeds required to prepay in full the Loans and the Notes and any amount outstanding hereunder and thereunder; provided that, if such Net Cash Proceeds are less than the amount necessary to prepay the full amount of the Loans outstanding and all of the NPA Notes (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder), any prepayment made pursuant to this Section 2.09(b)(v) shall be applied first to pay accrued and unpaid interest.

(vi) The Sponsors will cause the Borrower, and the Borrower will, notify the Administrative Agent by electronic mail (with confirmation of transmission) or hand delivery of any prepayment hereunder not later than 11:00 a.m. (New York City time) at least one Business Day before the date of any prepayment pursuant to this Section 2.09(b). Each such notice shall specify the prepayment date, the principal amount of each Loan to be prepaid and the amount of accrued interest thereon to the date of the prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(vii) [Reserved].

(viii) Upon receipt by any Sponsor of dividends or distributions from Auna Lux with respect to Equity Interests of Auna Lux, the Borrower shall immediately prepay the outstanding principal amount of the Loans on a pro rata basis with the principal amount outstanding under the NPA Notes (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder) in an amount equal to 100% of the Net Cash Proceeds received by such Sponsor in respect of such dividends or distributions; provided that if such Net Cash Proceeds are less than the amount necessary to prepay the full amount of the Loans outstanding and all of the NPA Notes (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder), any prepayment made pursuant to this Section 2.09(b)(viii) shall be applied first to pay accrued and unpaid interest.

(ix) Upon the occurrence of a Change of Control and in any event not later than two (2) Business Days thereafter, the Borrower shall provide a written notice to each Lender (with a copy to the Administrative Agent) (such notice, a “Change of Control Offer”) that a Change of Control has occurred and that each Lender has the right to require the Borrower to terminate in whole the unutilized Commitment of such Lender and, as the case may be, prepay such Lender’s Loans at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. In order to accept any Change of Control Offer, a Lender shall notify the Administrative Agent in writing at its address for notices contained in this Agreement on or before the fifteenth (15th) Business Day following the date of receipt of the Change of Control Offer from the Borrower, of such Lender’s election to require the Borrower to terminate all of such Lender’s unutilized Commitment and prepay all of such Lender’s Loans pursuant to such Change of Control Offer. The Administrative Agent shall notify the Borrower of each notice received by each Lender in accordance with this Section 2.09(b)(vii) promptly upon receipt by the Administrative Agent and the Borrower shall cancel the unutilized Commitment and prepay the Loans of each such Lender on or before the date falling five (5) Business Days after the receipt of any such notice from the Administrative Agent with respect to such Lender.

(c) Prepayments Generally; Other Amounts. Each prepayment of the Loans (including pursuant to Section 2.09(a) or Section 2.09(b) or as a result of acceleration of the Loans) shall be accompanied by all accrued interest on the amount prepaid and amounts payable pursuant to Section 2.13 (if any) and, if such prepayment (including each prepayment of the NPA Notes, interest on the Loans and the NPA Notes, and any other amounts on the NPA Notes and the Loans) is made prior to the eighteen (18)-month anniversary of the Closing Date that, individually or in the aggregate (taking into account any prior prepayments but not including any amounts prepaid under Sections 9.01(a) or (f)), exceeds U.S.$100,000,000, the Make-Whole Premium.

Notwithstanding anything to the contrary, any prepayments required pursuant to this Section 2.09 shall be made on a pro rata basis with any prepayments required pursuant to the Note Purchase Agreement.

Section 2.10 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by any Lender or participation therein; or

(iii) subject Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to any Lender of making, continuing or maintaining the Loans hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Administrative Agent or such Lender, as applicable, such additional amount or amounts as will compensate Administrative Agent or such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans to a level below that which such Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Administrative Agent or a Lender setting forth the amount or amounts necessary (including the calculation thereof) to compensate Administrative Agent, such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower (with a copy to Administrative Agent) and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent or such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Administrative Agent or a Lender to demand compensation pursuant to this Section shall not constitute a waiver of Administrative Agent’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Administrative Agent or such Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that Administrative Agent or such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Administrative Agent’s or such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) All of the obligations of Borrower under this Section 2.10 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.11 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower under any Loan Documents shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by a withholding agent (which would not be the Administrative Agent), then Borrower or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such deduction or withholding is made on account of a Tax that is an Indemnified Tax, then the sum payable by Borrower shall be assumed by the Borrower or be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lenders (and notify the Administrative Agent) timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.11, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from any payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(c) relating to the maintenance of a Register or of Section 11.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Documents or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f) If a Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Documents, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of an indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) The indemnification that the Borrower should pay to the Lender or any other Recipient as stipulated in Section 2.11 shall not apply to the extent that the payment of the Taxes is (i) compensated for by an increased payment under Section 2.11(a) or (ii) in respect of an amount of any Luxembourg registration duties (droits d’ enregistrement) in Luxembourg when such registration duties relate to a voluntary registration which is not required to maintain, preserve, establish, enforce or otherwise assert the rights of the parties under the Loan Documents.

(i) The parties agree that the Loans will be treated as indebtedness that is subject to Section 1.1275-4 of the United States Treasury Regulations for U.S. federal income tax purposes \. Upon request, the Borrower will promptly make available to any Lender information regarding the issue price, amount of original issue discount, issue date, and yield to maturity, comparable yield and projected payment schedule of the Loans.

(j) Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 2.12 Illegality. If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Lender to do so:

(a) that Lender shall promptly notify the Administrative Agent upon becoming aware of that event; or

(b) upon the Administrative Agent notifying the Borrower, each Commitment of that Lender will be immediately cancelled; and

(c) to the extent that the Lender’s participation has not been transferred pursuant to Section 11.09, Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

Upon such repayment, the obligation of such Lender to make SOFR Loans, or to convert Base Rate Loans into SOFR Loans, shall be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exists.

Section 2.13 Break-Funding. In the event of (a) the payment or prepayment of any principal of a Loan other than on the last day of an Interest Calculation Date (including as a result of an Event of Default), (b) the conversion of any Loan other than on the Interest Calculation Date, (c) the failure to borrow, convert, continue or prepay any Loan (or any portion thereof) on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Loan other than on the Interest Calculation Date as a result of a request by the Borrower pursuant to Section 2.21(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of a Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate upon demand. All of Borrower’s obligations under this Section 2.13 shall survive termination of this Agreement or repayment of all other Obligations hereunder.

Section 2.14 Evidence Of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) The Loans made by each Lender shall be evidenced by an individual Note payable to such Lender, along with its Note Completion Agreement and be held by the Administrative Agent. The Borrower, as issuer, shall prepare, execute and deliver to such Lender a Note, along with its Note Completion Agreement, payable to such Lender. Thereafter the Loan evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more Notes in such form payable to the payee named therein.

(c) The payment of any part of the principal of any such Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note evidencing such Loan pro tanto. Notwithstanding the discharge in full of any Note, (i) if the amount paid or payable under any such Note is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, to the fullest extent permitted under applicable Law, the Borrower agrees to pay to the Administrative Agent upon its receipt of written demand such difference and (ii) if the amount paid or payable under any such Note exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, each Lender that has received any amounts under such Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under applicable Law, to pay such excess to the Borrower upon its receipt of written demand.

(d) Each Note shall be duly completed in accordance with the corresponding Note Completion Agreement, by which the Borrower authorizes the corresponding Lender to complete the Note issued to its order in accordance with the terms set forth therein. The Lender shall be entitled to have its Notes, and each corresponding Note Completion Agreement, substituted, exchanged or subdivided for other Notes, together with its corresponding Note Completion Agreement, in connection with a permitted assignment of all or any portion of the Lender’s Loans and Notes pursuant to Section 11.07.

(e) Notwithstanding article 1233 of the Civil Code of Peru (Legislative Decree N° 295), the obligations under any Note shall not be extinguished even if such Note is prejudiced (perjudicado) under the laws of Peru due to negligence of the Lender.

(f) In case of theft, partial or complete destruction or mutilation of any Note, the Lender shall be entitled to request to the Borrower by written communication (attaching to that effect a sworn statement indicating that such theft, partial or complete destruction or mutilation shall have occurred, and the Borrower shall promptly (but in any event within ten (10) days of such notice) execute and deliver to the Lender, a new Note, identical in form and substance to the original Note, as replacement of the original Note, together with its corresponding Note Completion Agreement identical in form and substance to the original Note Completion Agreement. In the case of mutilation of the Note, such mutilated Note shall be returned to the Borrower.

(g) Notwithstanding the Lender’s right to request the aforementioned replacement and the Borrower’s obligation to issue such new Note in accordance with paragraph (f) above, in the case of loss or theft of any Note, the Borrower may request such Lender to, and such Lender shall promptly, initiate a legal proceeding in Peru to have such lost or stolen Note declared void (declaración de ineficacia) in accordance with Peruvian law, at Lender’s cost and expense. The Lender whose Note has been so replaced shall pursue said action until its completion and keep the Borrower informed about the status of this legal proceeding.

(h) Upon discharge of all obligations of the Borrower under the Loan evidenced by a Note, the Lender holding such Note shall cancel such Note and promptly return it to the Borrower.

(i) Upon the request of any Lender, the Borrower, as issuer shall, no later than five (5) Business Days following the date of any such request, issue one or more new Notes (along with their corresponding Note Completion Agreements) to reflect any change in the interest rate applicable to the Borrowing or any assignment of their Loans in terms of Section 11.07. The issuance, execution and delivery of the Notes pursuant to this Agreement shall not be, or be construed as, a novation with respect to this Agreement or any other agreement between the Administrative Agent, the Lenders and the Borrower and shall not limit, reduce or otherwise affect the obligations of the Borrower under this Agreement, and the rights and claims of the Lenders under the Note shall not replace or supersede the rights and claims of the Lenders under this Agreement. In the event that, for any reason, any Note does not accurately reflect the terms hereunder, any of the Lenders shall be entitled to request to the Borrower, and the Borrower shall promptly (but in any event within five (5) Business Days of such notice) deliver a new Note or Notes (along with their corresponding Note Completion Agreements) to such Lender, in exchange for the Note or Notes to be substituted. To the extent of any inconsistencies between the terms of the Note and this Agreement, this Agreement shall prevail.

Section 2.15 Payments And Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as expressly set forth herein, Borrower shall make each payment hereunder not later than 11:00 a.m. on the day when due in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof in like funds. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and any other amounts received hereunder or under the Collateral Agreements or under the Intercreditor Agreement or any other Loan Document in connection with the exercise of any Lender’s or Collateral Agent’s rights and remedies after an Event of Default) made by Borrower to any Lender under any Loan Documents shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to such Lender and Agents under any Loan Documents; (ii) to any accrued and unpaid interest and fees due (including legal fees and expenses) under this Agreement; (iii) to principal payments on the outstanding Loans; and (iv) to the extent of any excess, to the payment of all other Obligations under the Loan Documents.

(d) For the avoidance of doubt, Administrative Agent shall apply any payments by Borrower received by Administrative Agent in connection with a prepayment pursuant to Section 2.09, or any other payment under this Agreement to each Lender’s Pro Rata Share thereof.

Section 2.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained herein, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows:

(i) first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent under this Agreement;

(ii) second, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its Pro Rata Share thereof as required under this Agreement, as determined by Administrative Agent;

(iii) third, if so determined by Administrative Agent (as directed by the Lenders) and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans hereunder;

(iv) fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

(v) fifth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

(vi) sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Pro Rata Share of Loans owed to the relevant non-Defaulting Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If Borrower and Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the outstanding Loans to be held by Lenders in accordance with their Pro Rata Share (without giving effect to the proviso in Section 2.17(a)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 SOFR Determination.

(a) Methods to Determine SOFR. The Administrative Agent shall determine Term SOFR for each SOFR Loan by using the methods described in the definition of the term “Term SOFR,” and shall give prompt notice to the Borrower and the Lenders of each such determination.

(b) Inadequate or Unavailable SOFR. If with respect to any SOFR Loan (A) the Required Lenders notify the Administrative Agent that Term SOFR for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Loans for such Interest Period or (B) if the sources used to determine Term SOFR hereunder (including, without limitation, any of the screen pages specified herein or any of the substitute or successor pages thereto) are unavailable and a Benchmark Transition Event has not occurred, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each such Loan will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loan, and

(ii) the obligation of such Lenders to make, or any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans into, SOFR Loans shall be suspended until the Administrative Agent (with respect to clause (b)(A) above, at the instruction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.20. Subject to Section 2.18, if “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent can determine such “Term SOFR”.

Section 2.18 Benchmark Replacement Setting.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Borrower will have the right, with the consent of the Required Lenders, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent (other than the Required Lenders and the Borrower) of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent, as directed in writing by the Borrower, will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Borrower, with the consent of the Required Lenders or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and shall be made upon the consent of the Borrower and the Required Lenders and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Borrower, with the consent of the Required Lenders or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Borrower, with the consent of the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Borrower, with the consent of the Required Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.19 Pro Rata Treatment; Sharing of Set-offs. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. Each Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing. Promptly following the foregoing rebalancing, Administrative Agent shall send written notice thereof to Borrower.

Section 2.20 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any failure by the Borrower in making the Borrowing of the Loans after the Borrower has delivered a Borrowing Notice in accordance with Section 2.02 (including as a result of the failure of any of the conditions set forth in Article 4 to be satisfied), provided such failure to make the Borrowing is exclusively attributable to the Borrower;

(b) any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(c) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; or

(d) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.09;

(e) excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 2.21 Mitigation Obligations; Replacement of Lenders. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 (but, in the case of Section 2.11, only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Closing Date) or if any Lender gives a notice pursuant to Section 2.12, then the Borrower may request that such Lender, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 (but, in the case of Section 2.11, only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Closing Date) or if any Lender gives a notice pursuant to Section 2.12 and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21, the Borrower may replace such Lender in accordance with Section 11.09.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BORROWER AND SPONSORS

The Borrower, and with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.11, 3.18, 3.21, 3.25 and 3.28, each Sponsor, represents and warrants to Administrative Agent and each Lender on the Closing Date that:

Section 3.01 Organization; Power and Authority. The Borrower and each Sponsor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and (iii) has the power and authority to execute, deliver and perform its respective obligations under the Loan Documents and each other agreement or instrument contemplated thereby to which such it is or will be a party and to borrow hereunder. All licenses, permits, approvals, concessions or other authorizations necessary for (x) the consummation of the Transactions to which it is or will be party and (y) the conduct of its business (except, in each case, where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect) have been duly obtained and are in full force and effect.

Section 3.02 Authorization; Etc.. The Transactions to which the Borrower and each Sponsor is or will be a party are within its corporate or other organizational powers and have been duly authorized by all necessary action under its Organization Documents and applicable Law. Each document included in the Loan Documents to which the Borrower and each Sponsor is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the Borrower and such Sponsor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions to which the Borrower and each Sponsor is or will be a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and except with the Luxembourg Registration and Estates Department (Administration de l’ Enregistrement et des Domaines) in case where (i) the Loan Documents are attached (annexé) to a public deed or any other document(s) that require(s) mandatory registration, (ii) the Loan Documents are deposited with the minutes of a notary (deposé au rang des minutes d’un notaire) or (iii) the Loan Documents are voluntarily submitted to registration, (b) will not violate (i) any Law or any order of any Governmental Authority applicable to it or (ii) its charter, bylaws or other Organization Documents, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, any of the Sponsors or their respective assets, or give rise to a right thereunder to require any payment to be made by it, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any of its assets, except Liens created pursuant to the Loan Documents.

Section 3.04 Indebtedness. Except for Indebtedness incurred hereunder and under the Note Purchase Agreement, the Borrower does not have any Indebtedness outstanding as of the Closing Date.

Section 3.05 Litigation Matters. There is no litigation, action (including, without limitation, derivative actions, sanctions, regulatory fines or reprimands), suits, investigation, claim, arbitration or other or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened by or against it or affecting it in any way (i) that involve this Agreement or the Transactions or (ii) as to which there is a possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.06 No Material Adverse Effect. Since December 31, 2021, no event, change, development or condition has occurred, exists or could reasonably be expected to occur, that, individually or in the aggregate with any other event, change, development or condition, has, resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Compliance with Laws. The Borrower and each Sponsor is in compliance with (i) the requirements of all Laws and (ii) all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (A) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, could not be expected to have a Material Adverse Effect. No part of the proceeds of any Loan will be used by it or its Affiliates, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of the Margin Regulations).

Section 3.08 Investment Company Status. The Borrower is not and after giving effect to the contemplated Transactions will not be required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended.

Section 3.09 Taxes. The Borrower has timely filed all national, local and other Tax returns and reports required to be filed, and have paid all national, local and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except in each case, (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS and (b) to the extent that the failure to do so could not be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Borrower that could, if made, have a Material Adverse Effect.

Section 3.10 Disclosure.

(a) The Borrower has disclosed to the Administrative Agent and the Lenders (A)(i) all agreements, instruments and corporate or other restrictions to which the Borrower is subject that purport to restrict (x) its ability to incur indebtedness or liens or take any other actions, or engage in any other transactions, of the type contemplated by the Loan Documents, or (y) the Collateral and (ii) all matters known to it (including any agreements, instruments and other restrictions to which it or any of its Affiliates is subject), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (B) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, that contain any transfer restrictions applicable to the Collateral.

(b) All written information provided with respect to the Borrower and its respective Affiliates by or on behalf of the Borrower to the Administrative Agent and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents or the transactions contemplated hereby and thereby, was, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

Section 3.11 Anti-Corruption Laws; Sanctions; Money Laundering. The Borrower and each Sponsor has implemented and maintains in effect, or is covered by Affiliates’, policies and procedures designed to promote and achieve compliance by the Borrower, each Sponsor and their respective managers, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Borrower and each Sponsor, when acting on behalf of itself, and their respective officers, managers and employees and directors are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower and each Sponsor is not, nor are any of its directors or officers, a Sanctioned Person. Since its inception, the Borrower and each Sponsor has been and is in compliance with Sanctions.

Section 3.12 Subsidiaries. The Borrower has no Subsidiaries. All of the outstanding Equity Interests in the Borrower has been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified in Schedule 3.12 free and clear of all Liens, except for any Permitted Liens.

Section 3.13 Ownership of Property. Following the consummation of the Auna Salud Equity Contribution, the Borrower will directly own an equity participation in Auna Salud representing 22.0% of the Equity Interests of Auna Salud.

Section 3.14 Activities Since Inception. The Borrower, since its inception, has not created, incurred, assumed or suffered to exist (a) Indebtedness, other than under the Loan Documents and under the NPA Documents, or (b) any Lien on any of its assets, other than Permitted Liens.

Section 3.15 No Default. The Borrower is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

Section 3.16 Equity Interests. There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including, without limitation, pursuant to uncapitalized capital contributions), obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock or any securities exchangeable for, or convertible into, Capital Stock or obligating the Borrower to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

Section 3.17 [Reserved].

Section 3.18 Legal Form.

(a) Each of the Loan Documents to which the Borrower and each Sponsor is a party is in proper legal form under the laws of the jurisdiction of the Borrower and each Sponsor for the enforcement thereof against it under such law. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Loan Document to which the Borrower and each Sponsor is a party in the jurisdiction of the Borrower or such Sponsor, it is not necessary that this Agreement or any other Loan Document be filed or recorded with any Governmental Authority in such jurisdiction, provided further that, the admissibility into evidence and enforceability before a Peruvian court or authority of any document executed in a language other than Spanish (including judgments) requires such document to be (i) officially translated to Spanish and certified by a duly authorized public translator in Peru; and (ii) if issued in any country other than in Peru (A) which is a signatory country of the Hague Apostille Convention that has not opposed Peru’s accession thereto, legalized by apostille before the competent authority in the country wherein it was issued, or (B) which is not a signatory country of the Hague Apostille Convention or has opposed Peru’s accession thereto, legalized before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú).

(b) Under current laws and regulations of Peru and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made pursuant to the Loan Documents may be freely transferred out of Peru and may be paid in, or freely converted into, Dollars.

Section 3.19 Rank of Debt. The payment obligations evidenced by each Loan Document to which the Borrower is a party are and will at all times be secured direct and unconditional general obligations of the Borrower, and rank and will at all times rank in right of payment at least pari passu with all other senior unsecured Indebtedness of the Borrower, if any, whether now existing or hereafter outstanding, except those that have priority by mandatory provision of the Debtor Relief Laws.

Section 3.20 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans made on the Closing Date solely (i) to finance the Auna Salud Equity Contribution and (ii) pay certain fees, costs and expenses associated with the transactions contemplated hereby.

(b) No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

Section 3.21 Collateral Matters.

(a) Effective on the Closing Date, the provisions of each of the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement shall be effective to create in favor of the Collateral Agents for the ratable benefit of the holders of the NPA Notes and the Lenders, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the parties thereunder (other than Permitted Liens); provided, however, that (i) the Peruvian Trust Agreement and the Peruvian Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in the applicable public registry and annotations in applicable share ledgers and share certificates of the Borrower, Auna Salud and Auna and (ii) the Luxembourg Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in the shareholder’s register of Auna Lux.

(b) Neither the establishment of the Liens created by the Peruvian Trust Agreement, Peruvian Pledge Agreement or the Luxembourg Pledge Agreement, nor the exercise of the rights and remedies contemplated by the Peruvian Trust Agreement, the Peruvian Pledge Agreement or the Luxembourg Pledge Agreement at any time, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Borrower, Auna, Auna Salud, Auna Lux or each Sponsor.

(c) None of the parties to the Peruvian Trust Agreement, the Peruvian Pledge Agreement or the Luxembourg Pledge Agreement has received any written notice of any outstanding adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Peruvian Trust Agreement, the Peruvian Pledge Agreement or the Luxembourg Pledge Agreement shall be governed solely by the terms of the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement, respectively.

Section 3.22 International Banking Facility. The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities, such as the Loan hereunder, may be used to finance the non-U.S. operations of the Borrower located outside the United States

Section 3.23 Absence of Default. There is no Event of Default, or any other event, circumstance, occurrence, omission, breach, violation or default that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Section 3.24 Solvency. After giving effect to the Transactions, the Borrower will be Solvent.

Section 3.25 Commercial Activity; Absence of Immunity. None of the Borrower, each Sponsor nor any of their respective properties, has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States or Peru or Luxembourg in respect of its obligations under the Loan Documents.

Section 3.26 ESG. As of the Closing Date, no Environmental and Social Claim which might reasonably be expected to have a Material Adverse Effect has been commenced or (to the best of its knowledge and belief) is threatened against the Borrower.

Section 3.27 Investments. The Borrower does not have any Investments, unless permitted in this Agreement.

Section 3.28 Sponsor Representations. Each Sponsor, severally and not jointly, makes the representations and warranties set forth in Annex I hereto to Administrative Agent and each Lender on the Escrow Date and the Closing Date.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to Loan. The obligation of Lenders to make the Loans on the Closing Date is subject to satisfaction or waiver by each Lender hereunder of the following conditions precedent:

(a) Administrative Agent and each Lender shall have received each of the following documents, duly executed, each dated as of the Closing Date (except in the case of lien searches and financial statements, which shall be dated on or prior to the Closing Date, if applicable), in each case, in form and substance satisfactory to Lenders:

(i) Loan Documents. Duly executed counterparts of the Loan Documents and all documents contemplated thereby, including (A) this Agreement, (B) the Intercreditor Agreement, (C) the Onshore Collateral Agency Agreement, (D) the Peruvian Trust Agreement (including its public deeds), (E) the Peruvian Pledge Agreement, (F) Luxembourg Pledge Agreement, and (G) the Notes along with their corresponding Note Completion Agreements.

(ii) Responsible Officer’s Certificate.

(A) Certificate executed by the Secretary, Assistant Secretary or equivalent Responsible Officer of the Borrower, Auna and Auna Lux, substantially in the form of Exhibit G, which shall (x) certify (i) there is no Law, ruling or decree which may impose material adverse conditions on the Loan Documents, or the consummation of the Transactions in accordance with the terms of the Loan Documents; (ii) neither the execution or delivery of Loan Documents, or the performance of the obligations contemplated therein, or the consummation of the Transactions contemplated thereby would (A) violate or constitute an “event of default” under any agreement, arrangement or instrument to which such Person is party or (B) have a Material Adverse Effect, (y) identify the name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign the Loan Documents and (z) contain appropriate attachments, including (1) the Organization Documents of such Person certified by the relevant authority of the jurisdiction of organization of such Person; (2) if required under the Organization Documents of such Person or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of the Loan Documents to which such Person is a party and the Transactions to be consummated by it on such date and (3) a long form good standing certificate for such Person from its jurisdiction of organization.

(B) Certificate executed by the Secretary, Assistant Secretary or equivalent Responsible Officer of each Sponsor (except for Enfoca Descubridor 1 and Enfoca Descubridor 2, which Certificate is executed by Enfoca Sociedad Administradora de Fondos de Inversión S.A., as the management entity (sociedad administradora) of the former) on behalf of the respective Sponsor, substantially in the form of Exhibit H, which shall (y) identify the name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign the Loan Documents to which such Sponsor is party and (z) contain appropriate attachments, including (1) the Organization Documents of such Person certified by the relevant authority of the jurisdiction of organization of such Person; (2) if required under the Organization Documents of such Person or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of (1) the Loan Documents to which such Person is a party and the Transactions to be consummated by it on such date and (2) a long form good standing certificate for such Person from its jurisdiction of organization. Auna Lux shall have delivered (i) the most up-to-date articles of incorporation of Auna Lux, (ii) a copy of the resolutions of the board of directors of Auna Lux approving the terms of, and the transaction contemplated by, the Loan Documents and resolving that it execute, deliver and perform the Loan Documents, to the extent a party thereto, (iii) an electronically signed excerpt from the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement, and (iv) an electronically signed certificate of non-registration of a court order (certificat de non-inscription d’une décision judiciaire) from the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement.

(iii) Legal Opinions. The Administrative Agent, the applicable Collateral Agent and Lenders shall have received opinions in form and substance satisfactory to the Administrative Agent, the Intercreditor Agent, the Collateral Agent and Lenders, dated the Closing Date (a) from (i) Davis Polk & Wardwell LLP, U.S. special counsel for the Borrower, (ii) Rodrigo,

Elias & Medrano Abogados, Peruvian special counsel for the Borrower and the Sponsors, (iii) Eversheds (Luxembourg) LLP, Luxembourg special counsel for Auna Lux and (iv) Walkers LLP, Cayman Islands special counsel for the Sponsors, substantially in the respective forms set forth in Exhibit F-1, Exhibit F-2, Exhibit F-3 and Exhibit F-4 and covering such other matters incident to the transactions contemplated hereby as such Lender or its counsel may reasonably request (and the Borrower and the Sponsors hereby instruct their counsel to deliver such opinions to the Administrative Agent and Lenders). Such Administrative Agent, the Luxembourg Collateral Agent and Lenders shall also have received an opinion from Elvinger Hoss Prussen, société anonyme, Luxembourg special counsel for the Lenders on the enforceability of the Luxembourg Pledge Agreement.

(iv) Financial Statements. (A) The consolidated audited financial statements of the Target and its Subsidiaries, and the Restricted Entities, in each case, as of the end of the fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021 and the related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of an independent firm of public accountants of reputable standing and (B) an unaudited consolidated balance sheet and related statements of operations and cash flows of the Target and its Subsidiaries, and the Restricted Entities, in each case, as at the end of and for the fiscal quarter ended June 30, 2022 (and for the year to date), and for the comparable periods of the previous fiscal year, and such financial statements shall be in form and substance reasonably satisfactory to each of the Lenders. Such financial statements shall not be materially inconsistent with the financial statements or other information previously provided to the Lenders.

(b) Payment of Fees. The Borrower shall have paid, or arranged to pay, to the Administrative Agent and the Lenders all costs, fees, expenses (including without limitation, the fees and expenses of Rubio Leguía Normand, Simpson Thacher & Bartlett LLP, Elvinger Hoss Prussen and Maples and Calder (Cayman) LLP, special Peruvian, New York, Luxembourg and Cayman Islands counsel to the Lenders, respectively), and the fees of any other independent experts engaged for the completion of due diligence and other consideration presented for payment required to be paid on or before the Closing Date pursuant to this Agreement and the other Loan Documents; provided that, in each case, invoices for any such costs, fees and expenses have been delivered to the Borrower at least three (3) Business Days (or such shorter period as reasonably agreed by the Borrower) prior to the Closing Date.

(c) Representations and Warranties. Each of the representations and warranties contained in Article 3, Annex I or in any other Loan Documents shall be, (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the Signing Date and as of the Escrow Date and the Closing Date as if made on and as of each such date or (ii) if such representation and warranty is not so qualified, true and correct in all respects as of the Signing Date and as of the Escrow Date and the Closing Date as if made on and as of each such date (except, in each case of clauses (i) and (ii), in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).

(d) Material Adverse Effect.

(i) Borrower Material Adverse Effect. Since December 31, 2021, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to Borrower, both immediately prior to the Escrow Date and the Closing Date and also after giving effect thereto, including the making of the Loans on the Closing Date and the intended use thereof.

(ii) Auna Material Adverse Effect. Since December 31, 2021, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to Auna and its Subsidiaries, taken as a whole, both immediately prior to the Escrow Date and the Closing Date and also after giving effect thereto, including the making of the Loans on the Closing Date and the intended use thereof.

(iii) Target Material Adverse Effect. Since December 31, 2021, no event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Target or of the Target and its Subsidiaries, taken as a whole.

(iv) Acquisition Material Adverse Effect. No event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse change in, or a material adverse effect upon the consummation of the OCA Acquisition in accordance with the terms of the Acquisition Documents or the consummation of the Permitted Reorganization, including the Auna Salud Merger or the Auna S.A.A. Merger.

(e) Borrowing Notice. The Borrower shall have delivered a Borrowing Notice in accordance with Section 2.02.

(f) KYC Requirements.

(i) Administrative Agent and Lenders shall have received, at least five (5) calendar days prior to the Closing Date, all documentation and other information regarding Borrower reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested in writing of Borrower at least ten (10) days prior to the Closing Date; and

(ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to Borrower shall have received such Beneficial Ownership Certification at least five (5) calendar days prior to the Closing Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(g) No Default. No Default or Mandatory Prepayment Event shall have occurred and be continuing, or would result from (i) this Agreement or any other the Loan Document, (ii) the Acquisition Documents, (iii) the Existing Senior Debt Documents, (iv) the NPA Documents or (v) from the application of the proceeds the Loans.

(h) No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions, or (ii) have been commenced any action, suit, investigation or proceeding or, to the knowledge of the Borrower, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Loan Documents.

(i) Governmental Approvals.

(i) The Administrative Agent shall have received evidence that all governmental (including without limitation the authorization from the Mexican Antitrust Commission to carry out the OCA Acquisition, shareholder (if applicable) and third party consents and approvals (if applicable) necessary for the consummation of the Transactions (including the issuance of the NPA Notes on the Closing Date and the consummation of the OCA Acquisition) have been obtained.

(ii) All applicable waiting periods (including without limitation any waiting periods for any regulatory consents or approvals) shall have expired without any action being taken by any Governmental Authority that (A) could restrain, prohibit, prevent or impose the consummation of the Transactions or (B) impose or result in any Material Adverse Effect on the Borrower or the Target Entities.

(j) Process Agent Acceptance. The Borrower and each Sponsor shall have appointed Cogency Global Inc. (the “Process Agent”) as its agent for service of process in New York in respect of any dispute arising from or relating to this Agreement and the other Loan Documents to which it is a party, and shall have furnished evidence of such appointment and a Process Agent Acceptance, duly executed and delivered by the Process Agent.

(k) Taxes. All applicable Taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been paid in full.

(l) Notes. The Administrative Agent shall have received the corresponding Note and Note Completion Agreement of each Lender, evidencing the Loans required to be made by such Lender on the Closing Date, duly executed and delivered by the Borrower, dated as of the Closing Date and complying with the provisions of Section 2.14.

(m) Consummation of Transactions under the Acquisition Documents. The Lenders shall be satisfied with the Acquisition Documents and the Colombian Opco Loan Amendment, the Borrower shall have issued the NPA Notes, and the Sponsors shall have caused Auna Mexico to incur the BTB Loan, in each case, concurrently with the incurrence of the Loans, and the OCA Acquisition shall be consummated, with, among other things, the Net Cash Proceeds of the BTB Loan and the NPA Notes in a manner reasonably acceptable to the Lenders, on or substantially concurrently with the occurrence of the Closing Date, in accordance with the Acquisition Documents and in compliance with applicable Law; provided, that, other than conditions that by their nature are only to be satisfied at closing of the OCA Acquisition, the only condition precedent required to be satisfied for the consummation of the OCA Acquisition pursuant to the Acquisition Documents as of the Closing Date is the payment of the portion of the purchase price for the OCA Acquisition required to be paid with the Net Cash Proceeds of the Loans. No term or condition of any Acquisition Document shall have been amended, modified, waived or supplemented (or consented to be amended, modified, waived or supplemented) except (i) with the prior written consent of the Lenders or (ii) to the extent such amendment, modification, waiver or supplement, or consent thereto, does not adversely affect the interests of the Lenders in any material respect.

(n) Accuracy of Information. The information furnished by and on behalf of the Borrower and Auna to the Administrative Agent, is, when taken as a whole, true and correct in all material respects.

(o) Peruvian and Luxembourg Collateral. On the Closing Date, each Sponsor, as applicable and the Borrower shall have, or shall have caused, (i) the transfer in dominio fiduciario of all of the Equity Interests of the applicable Sponsor in the Borrower pursuant to the Peruvian Trust Agreement and (ii) the pledge of all of the Equity Interests of Auna owned by such Sponsor, together, representing 82.06% of the aggregate Equity Interests of Auna, to the Peruvian Collateral Agent pursuant to the Peruvian Pledge Agreement, including, in each case, the registration of the Peruvian Collateral in each of the Borrower’s and Auna’s share ledger, shares certificates and the filing of the public deeds of the Peruvian Trust Agreement and the Peruvian Pledge Agreement for registration before the applicable Peruvian public registry, and shall have delivered evidence reasonably satisfactory to the Administrative Agent and the Lenders of the foregoing. On or substantially concurrently with the Closing Date, each Sponsor, as applicable, shall have or shall have caused, the pledge of all of the Equity Interests of Auna Lux owned by such Sponsor, together representing 82.06% of the aggregate Equity Interests of Auna Lux, to the Luxembourg Collateral Agent for the ratable benefit of the holders of the NPA Notes and Lenders pursuant to the Luxembourg Pledge Agreement, including, in each case, the registration of the Luxembourg Pledge Agreement in the shareholder’s register of Auna Lux, and shall have delivered evidence reasonably satisfactory to the Lenders and the Administrative Agent of the foregoing.

(p) Accounting, Management Information and Cost Control Systems. The Administrative Agent shall have received evidence from certain Affiliates of the Borrower that the Borrower has accounting, management information and cost control systems in place, in each case to the reasonable satisfaction of the Lenders.

(q) Confirmation of Conditions Precedent. The Administrative Agent shall have received a letter of its special New York counsel reasonably satisfactory in form and substance to the Administrative Agent and the Lenders, confirming that each of the documentary conditions precedent in this Section 4.01 have been satisfied or waived by the Lenders in accordance with the terms hereof

(r) Permitted Reorganization. The Lenders shall have received evidence that all governmental and third party consents and approvals (if applicable) necessary for the consummation of the Permitted Reorganization have been obtained, except for any shareholder approvals and consents under the Senior Notes Documents, which, in each case, shall be obtained as a condition precedent to the consummation of the Permitted Reorganization.

(s) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Lender and its special counsel, and such Lender and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Lender or such special counsel may reasonably request.

Any delivery by Borrower of a Borrowing Notice shall be deemed to constitute a representation and warranty by Borrower that the conditions to making the relevant Loan have been satisfied.

Notwithstanding the foregoing, (A) the Lenders shall fund the Escrow Account (in an amount equal to the Loans incurred hereunder) pursuant to the Escrow Agreement on the date when the conditions contained in the following subsections are satisfied: 4.01(a), (e), (f), (i) (other than with respect to the OCA Acquisition), (j), (k), (p) and (r), (B) for the avoidance of doubt, the following conditions shall be satisfied on each of the Escrow Date and the Closing Date: Section 4.01(c), (d)(i), (d)(ii), (g), (h), (n) and (s), (C) the following conditions shall be satisfied as of the Closing Date: 4.01(b), (d)(iii), (d)(iv), (i) (with respect to the OCA Acquisition), (m), (o) and (q) and (D) (1) if all such conditions are so satisfied as of the Closing Date, then Lenders shall instruct the Escrow Agent to release the funds in the Escrow Account and transfer such funds to the Borrower in accordance with the Escrow Agreement and (2) if any such condition is not satisfied or no longer satisfied as of the Closing Date, then the Lenders shall instruct the Escrow Agent to release the funds in the Escrow Account and return such funds to the Lenders in accordance with the Escrow Agreement.

For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

ARTICLE 5

AFFIRMATIVE COVENANTS OF BORROWER

On and after the Signing Date and so long as any Commitment has not been terminated in full or any Obligations remain outstanding:

Section 5.01 Information. The Borrower shall furnish to the Administrative Agent and each Lender or cause to be furnished to the Administrative Agent and each Lender, in form and detail satisfactory to each Lender:

(a) as soon as available but in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Borrower, an unaudited balance sheet and income statement of the Borrower as at the end of such fiscal quarter, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition of the Borrower for such fiscal quarter;

(b) concurrently with any delivery of the unaudited balance sheet and income statement under Section 5.01(a), a certificate of a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(c) promptly following any requests therefor by any Lender or Administrative Agent (i) all information in respect of the Borrower and its Subsidiaries required under applicable “know your customer”, Anti-Money Laundering Laws, anti-terrorism laws and Anti-Corruption Laws, and (ii) such other information regarding the operations, business, financial or corporate affairs of the Borrower or compliance with the terms of this Agreement and all other Loan Documents.

Section 5.02 Notices Of Material Events. The Borrower shall promptly furnish to the Administrative Agent and each Lender or cause to be furnished to the Administrative Agent and each Lender written notice of the following:

(a) the occurrence of:

(i) any Default or Mandatory Prepayment Event and any default or mandatory prepayment event under any Existing Senior Debt Documents or the NPA Documents;

(ii) the filing or commencement of any proceeding, concurso mercantil or quiebra under any Debtor Relief Law by or before any arbitrator or Governmental Authority against or affecting any Restricted Entity, that if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) any transaction or event that, if consummated, would constitute a Change of Control;

(iv) [reserved]; or

(v) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or that has resulted or could reasonably be expected to result in an adverse effect on the Borrower’s ability to perform its obligations (including its payment obligations) under the Loan Documents including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower; or (B) any dispute, litigation, investigation (including any administrative, regulatory or criminal investigation), proceeding, freezing of assets or suspension between the Borrower and any Governmental Authority (including any dispute, litigation or proceeding relating to Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions).

(b) the existence of any Lien (other than Permitted Liens) against any of the Collateral; and

(c) any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

In addition, the Borrower shall (i) furnish to Lenders at least ten (10) Business Days’ prior written notice of any proposed amendment to its Organization Documents and (ii) promptly after receipt thereof, furnish to Lenders any executed amendment to the Organization Documents.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Corporate Existence. The Borrower shall do or cause to be done all things necessary to at all times preserve, renew and keep in full force and effect its legal existence under the laws of Peru, and the rights, licenses, permits, franchises and governmental authorizations material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, other than those where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with its business; except that, so long as no Default exists or would result therefrom, the Borrower may merge with Auna Salud; provided that, Auna Salud shall be the continuing or surviving Person.

Section 5.04 Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable, all liabilities and obligations, as and when due and payable, including Contractual Obligations, and liabilities, including (a) national, local and other Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by the Borrower; and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property, except, in each case, to the extent that the failure to pay or discharge would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05 Compliance with Laws; Environmental and Social Laws; Organization Documents.

(a) The Borrower shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its property (other than Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions, which shall be governed by Section 5.05(b) below) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower shall comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by it and its managers, directors, officers, employees and agents, except to the extent that the Borrower is covered by Affiliates’ policies and procedures.

(c) The Borrower shall institute, maintain and comply with appropriate internal procedures and controls to ensure that any financial institution with which the Borrower conducts business or enters into any transaction, or through which the Borrower transmits any funds, does not have correspondent banking relationships with any “Foreign Shell Bank” within the meaning of the PATRIOT Act.

(d) The Borrower shall comply with all provisions of its Organization Documents.

Section 5.06 Further Assurances. The Borrower, at its own cost, shall execute any additional agreements, documents and instruments, and take such further actions as it deems necessary or desirable in good faith (a) to assure that the Collateral Requirement is satisfied with respect to all of the Collateral and (b) to carry out the provisions and purposes of the Loan Documents.

Section 5.07 Books and Records. The Borrower shall (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in each case in accordance with IFRS and (ii) permit and authorize any representatives designated by Administrative Agent or any Lender (including employees of the Administrative Agent or the Lenders, or any consultants, accountants, and lawyers), upon reasonable prior notice, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, and to request statements and/or balances directly from the banks where the Borrower has a depositary and/or securities account. The Borrower acknowledges that Administrative Agent (as directed by the Required Lenders), after exercising its rights of inspection, may prepare certain reports pertaining to the Borrower’s assets for internal use by the Administrative Agent and the Lenders; provided, that (i) the Administrative Agent and the Lenders shall use reasonable efforts to coordinate and otherwise conduct the foregoing visits and inspections under this Section 5.07 in order to reduce the resulting burden on the Borrower, (ii) unless an Event of Default shall have occurred and be continuing, the foregoing shall be limited to one visit and inspection for the Lender per calendar year and shall be at the cost and expense of the Borrower, and (iii) the Borrower will not be required to disclose information to the Administrative Agent or any Lender that is prohibited by applicable Law, is subject to attorney-client or similar privilege or constitutes attorney work product or would violate any bona fide obligation of confidentiality to a third party binding upon the Borrower.

Section 5.08 Use of Proceeds. The proceeds of the Loan will be used only to (a) finance in part the OCA Acquisition (through and in accordance with the making of the Auna Salud Equity Contribution and the Auna Mexico Equity Contribution), and (b) pay certain fees, costs and expenses associated with the transactions contemplated hereby. No part of the proceeds of any Loan will be used, whether directly or indirectly, by the Borrower for any purpose that entails a violation of any of the Margin Regulations and the Borrower will not directly or indirectly use the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person (i) to fund or facilitate any activities of or business with a Sanctioned Person or in a Sanctioned Country, or (ii) in any other manner, in each case as would result in a violation of, or constitute sanctionable conduct under Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, or anti-boycott applicable Laws by the Lender or any other Person (including any Person participating in the Transactions or any other transactions contemplated hereby or in any other Loan Documents).

Section 5.09 [Reserved].

Section 5.10 Priority of Obligations. The Borrower shall take all action which may be or become necessary or appropriate to ensure that the payment obligations of the Borrower under the Loan Documents to which it is a party will continue to constitute its direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of the Borrower or Auna Salud.

Section 5.11 Collateral Guarantees. On the Closing Date, the Borrower shall deliver to the Administrative Agent and the Lenders evidence reasonably satisfactory to the Administrative Agent and the Lenders that:

(a) an executed version of each of (i) the Peruvian Trust Agreement and a copy of its registration in the share ledger book of the Borrower and the applicable share certificates and (ii) the Peruvian Pledge Agreement and a copy of its registration in the share ledger book of Auna and the applicable share certificates; and

(b) a certificate stating that neither the establishment of the Liens created by the Peruvian Trust Agreement and the Peruvian Pledge Agreement, nor the exercise of the rights and remedies contemplated by the Peruvian Trust Agreement and the Peruvian Pledge Agreement, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Borrower.

Section 5.12 Preservation of Rights under Collateral Agreements.

The Borrower shall take such actions as may be necessary or, to the extent requested by the Peruvian Collateral Agent, advisable in order to preserve the rights of the Secured Parties under the Peruvian Trust Agreement and the Peruvian Pledge Agreement. Without limiting the generality of the foregoing, each Sponsor and the Borrower shall execute, or shall cause the execution of any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Peruvian Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the security interest in favor of the Peruvian Collateral Agent created by the Peruvian Trust Agreement, the Peruvian Pledge Agreement or such other Liens that may replace the Liens created by each of the Peruvian Trust Agreement and the Peruvian Pledge Agreement in accordance with its terms, in form and substance satisfactory to the Peruvian Collateral Agent. Such Liens will be created under the Peruvian Trust Agreement and the Peruvian Pledge Agreement in form and substance reasonably satisfactory to the Peruvian Collateral Agent, and the Borrower shall deliver, or cause to be delivered, to the Peruvian Collateral Agent all such instruments and documents (including legal opinions and lien searches) as the Peruvian Collateral Agent shall reasonably request to evidence compliance with this Section 5.12.

Section 5.13 Transfer of Auna Shares to Trustee.

(a) Within thirty (30) days of the Closing Date, each Sponsor and the Borrower shall have, or shall have caused, all of the Equity Interests of Auna owned by the Sponsors, representing 82.06% of the aggregate Equity Interests of Auna, to be transferred in dominio fiduciario to the Peruvian Collateral Agent as trustee pursuant to the Peruvian Trust Agreement and such transfer shall, subject to the Peruvian Trust Agreement, be effective to create in favor of the Peruvian Collateral Agent for the ratable benefit of the Lenders, a legal, valid and enforceable fully enforceable perfected first priority Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens (other than Permitted Liens), enforceable against the parties thereunder.

(b) Upon the creation of a perfected first priority Lien over all of each Sponsor’s Equity Interest in Auna representing 82.06% of the aggregate Equity Interest of Auna pursuant to Section 5.13(a) and as directed by the Intercreditor Agent pursuant to the terms of the Intercreditor Agreement, the Lien on the Collateral created pursuant to the Peruvian Pledge Agreement shall be released and all obligations thereunder (other than those expressly stated to survive such termination) shall terminate. At the request and sole expense of the Borrower following any terminations described in this Section 5.13(b), the Peruvian Collateral Agent shall execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

Section 5.14 Timely Consummation and Payment of Purchase Price. Within three (3) Business Days of the occurrence of the Closing Date:

(a) the Borrower shall have provided evidence satisfactory to the Administrative Agent and the Lenders that (i) the OCA Acquisition was consummated in accordance with the Acquisition Documents on the Closing Date and (ii) an amount equal to the purchase price of the OCA Acquisition was duly transferred to and paid to the Sellers in accordance with the Acquisition Documents; and

(b) the Borrower shall have provided evidence satisfactory to the Administrative Agent and the Lenders that (i) 100% of the Net Cash Proceeds of the Loans have been applied by the Borrower to fund the Auna Salud Equity Contribution, (ii) 100% of the proceeds of the Auna Salud Equity Contribution have been applied by Auna Salud to fund the Auna Mexico Equity Contribution and (iii) 100% of the proceeds of the Auna Mexico Equity Contribution have been applied by Auna Mexico to fund the purchase price for the OCA Acquisition.

Section 5.15 Most Favored Nation. Except with respect to provisions related to interest rates, fees, costs and expenses, if the terms provided by or on behalf of the Borrower in favor of any lender or secured party under the NPA Notes after the Amendment Effective Date (such terms, the “Relevant Terms”) are in any way more favorable than the terms in favor of the Lenders and the other Secured Parties under the Loan Documents, then within twenty (20) days after such Relevant Terms become effective, the parties hereto shall enter into an amendment to this Agreement to incorporate the Relevant Terms.

ARTICLE 6

NEGATIVE COVENANTS OF BORROWER

On and after the Signing Date and so long as the Commitment has not been terminated in full or any Obligations remain outstanding:

Section 6.01 Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.02 Investments. The Borrower shall not make any Investments unless expressly permitted, or purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except (a) the Collateral or (b) in connection with the Loan Documents, the NPA Documents or the OCA Acquisition (including the Auna Salud Equity Contribution); provided that with respect to any Investment made pursuant to clause (b) of this Section 6.02 in connection with the Auna Salud Equity Contribution, 100% of the Net Cash Proceeds thereof are applied by Auna Salud to fund the Auna Mexico Equity Contribution and the proceeds thereof are applied by Auna Mexico toward the purchase price for the OCA Acquisition in accordance with the terms of the Acquisition Documents.

Section 6.03 Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than:

(a) the Obligations under the Loan Documents and the NPA Documents; and

(b) the obligations and expenses constituting Indebtedness related to the payment of taxes and administrative fees in the normal course of business.

Section 6.04 Fundamental Changes of Borrower; Merger. The Borrower shall not (i) engage in any business or activity other than (A) holding the Equity Interests in Auna Salud, (B) cash, or (C) accepting capital contributions or distributions or payments and activities incidental to any of the foregoing or (ii) merge, dissolve, liquidate, consolidate with or into another Person, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired to or in favor of any Person), other than the Permitted Reorganization, including, the Auna Salud Merger.

Section 6.05 Dispositions. The Borrower shall not sell, transfer, lease or otherwise Dispose of (a) any Collateral other than as permitted under the Loan Documents; or (b) any other asset, except with respect to clause (b):

(i) the creation of a Lien (but not the sale or other Disposition of the property subject to such Lien) permitted by Section 6.01;

(ii) to the extent constituting a Disposition of assets, provided that the Net Cash Proceeds are applied in accordance with Section 2.09(b)(iii); and

(iii) to the extent constituting Dispositions, Investments permitted pursuant to Section 6.02.

Section 6.06 Accounting Changes; Limitation on Changes in Fiscal Year. The Borrower shall not:

(a) make any change in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by IFRS, consistently applied, or applicable Law and (ii) agreed to by its independent public accountants (who shall be of recognized international standing); and

(b) change its current fiscal year end to end on a day other than on December 31.

Section 6.07 Restricted Payments. The Borrower shall not declare or make, directly or indirectly, any Restricted Payments; provided that, the foregoing shall not prohibit the Auna Salud Equity Contribution.

Section 6.08 Limitation on Prepayments; Amendments of Certain Documents.

(a) The Borrower shall not enter into or consent to any modification, supplement or waiver to any provision of its Organization Documents, except (x) with the prior consent of the Required Lenders or (y) to the extent necessary and solely for the purposes of facilitating the Auna Salud Merger; provided that, in the case of clause (y), to the extent that such amendments, waivers and other modifications adversely affect the interests of the Lenders in any material respect, the Borrower shall not enter into such amendments, waivers and other modifications without the consent of each Lender affected thereby.

(b) The Borrower shall not amend, modify or otherwise change the Restricted Payments provisions under Section 6.07 of this Agreement in any way that would materially adversely affect the rights and/or remedies of the Lenders under the Loan Documents.

Section 6.09 Transactions with Affiliates. The Borrower shall not enter into any transaction of any kind with any Affiliate of the Borrower whether or not in the ordinary course of business, other than:

(a) on fair and reasonable terms consistent with those (i) obtainable in a comparable arms’ length transaction with a Person other than an Affiliate or (ii) required under a transfer pricing study conducted by the Borrower or its Affiliates and applicable to such transaction;

(b) reasonable and customary indemnities provided to, and reasonable and customary fees and reimbursements paid to, members of the board of directors of any Restricted Entity;

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements;

(d) the making of Investments permitted under Section 6.02 pursuant to the Auna Salud Equity Contribution;

(e) the purchase and sale of its equity participation in Auna Salud; and

(f) as permitted under the Loan Documents.

it being understood that the foregoing shall not prohibit the Auna Salud Merger.

Section 6.10 Formation of Subsidiaries. The Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.11 Restricted Transaction. The Borrower shall not enter into, or agree to enter into, any Restricted Transaction except as otherwise permitted under the Loan Documents.

Section 6.12 Burdensome Agreements. The Borrower shall not enter into any Contractual Obligation (other than (i) this Agreement or any other Loan Document and (ii) the NPA Notes and any other NPA Document) that limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on its property.

Section 6.13 Anti-Corruption Laws; Sanctions.

(a) The Borrower shall not use, nor permit its directors, managers, officers or employees to use, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by the Borrower or its Affiliates, (ii) for the funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions. The Borrower shall not permit any Sanctioned Person or Sanctioned Country to have any direct or indirect interest in or connection to any funds repaid or remitted by the Borrower in connection with this Agreement that would result in a violation of, or a restriction on the use of such funds under, Sanctions.

(b) The Borrower shall not conduct business or enter into any transaction with, or transmits any funds through, any “Foreign Shell Bank” within the meaning of the PATRIOT Act.

(c) The Borrower shall not, directly or indirectly, fund all or part of any repayment or prepayment of the Loans or discharge any obligations due or owing to any Lender under any Loan Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctioned Person, (ii) from any activity prohibited under Sanctions, or (iii) otherwise in violation of Sanctions.

(d) The Borrower shall not (i) use the proceeds of the Loans or (ii) lend, contribute or otherwise make available proceeds of the Loans to its Affiliates, any director, officer, employee or agent of the Borrower or its Affiliates, joint venture partner or other Person or (iii) repay the Loans with proceeds obtained in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person.

Section 6.14 Compliance with Margin Regulations. The Borrower shall not use any part of the proceeds of any Loan, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of the Margin Regulations).

Section 6.15 Change in Nature of Business. The Borrower shall not engage in any material line of business substantially different from, the ownership of Capital Stock in Auna Salud, and activities, assets and liabilities reasonably related thereto, and liabilities incurred under the Loan Documents and the NPA Documents; it being understood that the foregoing shall not prohibit the Auna Salud Merger.

Section 6.16 Luxembourg Share Pledge. The Borrower shall not permit, and shall cause Auna Lux and its Subsidiaries not to permit, the Equity Interests of Auna Lux owned by the Sponsors that are pledged pursuant to the Luxembourg Pledge Agreement to represent (i) less than 82.05% of the aggregate issued and outstanding class B shares of Auna Lux or (ii) (x) prior to any IPO, less than 82.05% of the aggregate issued and outstanding Voting Stock of Auna Lux and (y) upon and after any IPO, less than 76.08% of the voting rights in Auna Lux.

ARTICLE 7

AFFIRMATIVE COVENANTS OF THE SPONSORS

(a) So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Note shall remain outstanding, each Sponsor agrees to cause Auna Lux and its Subsidiaries to comply, as applicable, with each of the affirmative covenants set forth in (x) Annex II hereto and (y) Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.13(l), 6.14 and 6.17 of the New Term Loan Agreement.

(b) In respect of the covenants set forth in Sections 1.01 and 1.03 of Annex II hereto, each Sponsor shall comply with such affirmative covenants to the extent applicable.

(c) In respect of the affirmative covenants set forth in Section 6.01, 6.02 and 6.03 of the New Term Loan Agreement, each Sponsor agrees to cause Auna Lux and its Subsidiaries to deliver the financial statements, notices and other information required to be delivered under such Sections to the Lenders as if the Lenders were entitled to receive such financial statements, notices and other information under the New Term Loan Agreement as a lender thereunder.

(d) Each Sponsor shall (i) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable; (ii) take all reasonable action to maintain all material rights, assets, authorizations, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(e) Each Sponsor shall comply with all requirements of (i) all applicable Anti-Money Laundering Laws, Sanctions Laws and Anti-Corruption Laws, (ii) all tax Laws, unless (x) any such failure to comply with such tax Laws relates to any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained or (y) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (iii) all other applicable Laws (including, without limitation, Environmental Laws, social security laws and labor laws) except in the case of such other applicable Laws identified in subclause (iii) hereof where the failure by such Sponsor to comply could not reasonably be expected to have a Material Adverse Effect.

(f) Promptly following any request therefor, each Sponsor shall provide information and documentation reasonably requested by any Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti- Money Laundering Laws.

ARTICLE 8

NEGATIVE COVENANTS OF THE SPONSORS

(a) So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Note shall remain outstanding, each Sponsor agrees (x) to cause Auna Lux and its Subsidiaries to comply with each of the negative covenants set forth in Article VII of the New Term Loan Agreement and (y) to cause each of the Loan Parties and their Restricted Subsidiaries not to (A) incur or otherwise become an obligor with respect to any Indebtedness owing to any Unrestricted Subsidiary, (B) Guarantee any Indebtedness of any Unrestricted Subsidiary, (C) make any loan or advance to, or any other Investment in, any Unrestricted Subsidiary, (D) merge with or into any Unrestricted Subsidiary, (E) Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Unrestricted Subsidiary or (F) Dispose of any of its property or assets to any Unrestricted Subsidiary. Solely for purposes of clause (y) of the immediately preceding sentence, each capitalized term used in such clause (y) has the meaning ascribed to such term in the New Term Loan Agreement.

(b) Each Sponsor shall not, and shall cause the Borrower not to, directly or indirectly, fund all or part of any repayment or prepayment of the Loans or discharge any obligations due or owing to any Lender under any Loan Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctioned Person, (ii) from any activity prohibited under Sanctions, or (iii) otherwise in violation of Sanctions.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01 Events Of Default. Any of the following events that shall occur shall constitute an Event of Default:

(a) the Borrower defaults in the payment of any principal, if any, on any Loans when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise;

(b) the Borrower fails to pay when and as required to be paid herein, any amount of accrued and unpaid interest, fees, expenses, other amounts or other Obligations under this Agreement or any other Loan Document, whether at the due date thereof or a date fixed for prepayment thereof or otherwise and such failure to pay continues unremedied for more than three (3) days after any such amount becomes due and payable;

(c) an Event of Default (as such term, or any similar term or analogous concept, is defined in the relevant Existing Senior Debt Documents and the NPA Documents) has occurred and is continuing under such Existing Senior Debt Document or such NPA Documents, as applicable;

(d) any representation or warranty made or deemed made by the Borrower or any Sponsor herein or in connection with this Agreement or any Loan Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be furnished pursuant to or in connection with this Agreement or any Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect (or, if qualified as to materiality, incorrect) when made or deemed made;

(e) (i) the Borrower fails to perform or observe any term, covenant, condition or agreement contained in any of Section 5.01, Section 5.02, Section 5.03, Section 5.06 Section 5.08, Section 5.10, Section 5.11, Section 5.12, Section 5.13, Section 5.15 or Article 6, or (ii) the Sponsors fail to perform or observe any term, covenant or agreement contained in (A) Article 8, (B) any of Section 1.01, Section 1.02, Section 1.03, Section 1.05(a), Section 1.09, Section 1.11, Section 1.13, Section 1.14, Section 1.16, Section 1.17 and Section 1.24 of Annex I, (C) Annex II or (D) Section 12.1, Section 12.2, Section 12.5, Section 12.7, Section 12.11, Section 12.13 and Section 12.14 of the Peruvian Trust Agreement;

(f) (i) the Borrower or any Sponsor fails to perform or observe any other covenant, condition or agreement (not specified in subsection (a), (b) or (e) above) contained in any Loan Document to which it is a party on its part to be performed or observed and such failure has not been cured within 20 days after the earlier of (A) any Responsible Officer of the Borrower or such Sponsor, as the case may be, obtaining knowledge thereof and (B) notice to the Borrower or such Sponsor from the Administrative Agent (as directed by the Required Lenders) or any Lender;

(g) any of the Restricted Entities (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (x) in the case of any Person other than the Borrower, $10,000,000 and (y) in the case of the Borrower, $500,000, or (B) fails to observe or perform, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, any other agreement or condition relating to any such

Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;

(h) to the extent permitted by applicable Law, any of the Restricted Entities, Sponsors or any other Person providing Collateral institutes or consents to the institution of any Insolvency Event, proceeding, concurso mercantil or quiebra under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 days; or any Insolvency Event under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 days, or an order for relief is entered in any such proceeding;

(i) to the extent permitted by applicable Law, any of the Restricted Entities, Sponsors or Person providing Collateral becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy;

(j) any provision of any Loan Documents for any reason shall cease to be valid, binding and enforceable in accordance with its terms (or the Borrower, Auna Lux or any other party (other than a Lender or Administrative Agent or any Collateral Agent) to such Loan Documents shall challenge in writing the validity or enforceability of any Loan Documents);

(k) the Collateral Agreements shall for any reason fail to create a valid and perfected first priority Lien in the Collateral, except as expressly permitted by the terms hereof or thereof, or the Collateral Agreements shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or the Collateral Agents otherwise cease for any reason to have a first priority perfected Lien in the Collateral (subject to no other Lien, (other than Permitted Liens)), except, in each case, as expressly permitted by the terms of the Loan Documents or any failure resulting from any act, or failure to take any action within its control, by the Collateral Agents or, in each case, any of its agents;

(l) there is entered against any of the Restricted Entities (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(m) any Governmental Authority shall take any action to condemn, seize, nationalize, forfeit or appropriate any substantial portion of the property of any of the Restricted Entities (either with or without payment of compensation), or any of the Restricted Entities shall be prevented from exercising normal control over all or a substantial part of its property (and the same shall continue for 60 or more days);

(n) any Governmental Authority shall issue any order, decree or resolution that limits, restricts, or prohibits the consummation of any of the Transactions;

(o) any Governmental Authority shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any principal, interest or any amount payable by any of them hereunder or under any other Loan Document when the same become due and payable hereunder or under any other Loan Document, and such cancellation, suspension or deferral shall continue for ten (10) or more consecutive days; or

(p) there shall be the imposition of any exchange controls, currency convertibility controls or currency transferability controls by any competent Governmental Authority, or any other action of a Governmental Authority, in each case that adversely affects the ability of the Borrower to comply with its obligations hereunder or under any other Loan Document.

Section 9.02 Remedies Upon Events Of Default.

(a) If any Event of Default occurs and is continuing (other than an event described in Section 9.01(c), Section 9.01(h) and Section 9.01(i)), the Administrative Agent at the direction of the Required Lenders, shall, take any and all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) instruct the applicable Agents to declare the Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately, and (iii) enforce all or any part of the Collateral in accordance with the terms hereof and the Collateral Agreements and the Intercreditor Agreement, and apply the proceeds thereof towards amounts accrued or outstanding under the Loan Documents; provided that, in case of any event described in Section 9.01(c), Section 9.01(h) and Section 9.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, Administrative Agent shall increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and may, and at the direction of the Required Lenders shall, exercise any rights and remedies provided under the Loan Documents (including the enforcement of any and all Liens in favor of the Collateral Agents pursuant to the Loan Documents, subject to the Intercreditor Agreement) or at law or equity; provided, further, that, notwithstanding anything herein in contrary, this shall not (x) prevent the commencement of an Insolvency Event, proceeding, procedimiento concursal, concurso mercantil or quiebra under Debtor Relief Laws to commence with respect to the Borrower, whether voluntary or involuntary, (y) be construed to mean that the purpose of any such provision is to prevent or create obstacles to prevent, directly or indirectly, that an Insolvency Event, proceedings, concurso mercantil or quiebra be commenced under any Debtor Relief Laws with respect to the Borrower, Auna Lux or any of its Subsidiaries, (z) prohibit the Borrower, Auna Lux or any of its Subsidiaries from negotiating or entering into a restructuring agreement under any Debtor Relief Laws or (zz) impose any restrictions, prohibitions or unfavorable effects (efectos desfavorables) upon the Borrower, Auna Lux or any of its Subsidiaries for the negotiation or execution of a restructuring agreement under any Debtor Relief Law.

(b) After the exercise of remedies provided for in Section 9.02(a) (or after the Loans have automatically become immediately due and payable pursuant to Section 9.02(a)), any amounts received on account of the Obligations shall except to the extent such amounts are to be applied in accordance with Section 4.1 of the Intercreditor Agreement in which case the Collateral Agents shall be directed by the Intercreditor Agent to transfer such amounts to the Intercreditor Agent for application by the Intercreditor Agent in accordance with the order of priority set forth in Section 4.1 of the Intercreditor Agreement, be applied in the following order (and the Intercreditor Agent (as directed by the Required Lenders) shall direct any Collateral Agent in receipt of such proceeds to apply such proceeds in the following order):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Section 11.04) payable to the Agents in their respective capacities as such;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the Lenders payable under Section 11.04), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and unpaid obligations under any other Loan Document (to the extent not covered under clauses First through Third above), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

(v) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 10

AGENTS

Section 10.01 Authorization and Authority. Each Lender hereby irrevocably appoints TMF Group New York, LLC to act on its behalf as Administrative Agent under the Loan Documents to which it is a party and authorizes TMF Group New York, LLC to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and the other Loan Documents to which it is a party, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Collateral Agents and Lenders, and the Borrower shall not have rights as third-party beneficiaries or otherwise of any such provision.

(a) The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or Auna or any of their respective Affiliates as if it were not Administrative Agent hereunder.

(b) Each Lender hereby irrevocably appoints (i) TMF Luxembourg S.A. as Luxembourg Collateral Agent hereunder and pursuant to the Intercreditor Agreement and the applicable Collateral Agreement to which it is a party (noting that, for the avoidance of any doubt, this Agreement shall prevail in the case of any conflicts between such Collateral Agreement and this Agreement, and the Intercreditor Agreement shall prevail in case of any conflicts between such Collateral Agreement or this Agreement and the Intercreditor Agreement), (ii) La Fiduciaria S.A. to act as the Peruvian Collateral Agent pursuant to the Onshore Collateral Agency Agreement and the applicable Collateral Agreements, and (iii) TMF Group New York, LLC as Intercreditor Agent hereunder and under the Loan Documents to which it is a party and authorizes and directs TMF Group New York LLC, acting solely in its capacity as Intercreditor Agent (i) to enter into and execute the Onshore Collateral Agency Agreement on behalf of the Lenders, and (ii) to appoint and direct the Peruvian Collateral Agent pursuant to the directions of the Required Lenders as set forth in the terms of this Agreement, the Intercreditor Agreement, the other Financing Documents and the Onshore Collateral Agency Agreement (which terms are known and agreed by each of the Lenders). Each Lender hereby authorizes each Agent to take such actions and powers as are incidental thereto. The provisions of this Section are solely for the benefit of the Agents and the Lenders, and neither the Borrower, Sponsors nor any other Restricted Entity shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary duty or other implied (or express) obligations. For the avoidance of any doubt, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which each Agent is a party with respect to such respective capacities, and its duties hereunder and thereunder shall be administrative in nature. No Agent shall be liable for any action taken or not taken by it in its respective capacities (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent, as the case may be, shall believe shall be necessary, under the circumstances as provided in Section 11.01) as directed by the Lenders or the Intercreditor Agent pursuant to the terms of the Intercreditor Agreement, as the case may be, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Borrower agrees to pay to each of the Agents such fees and expenses (including counsels’ fees and expenses) of each Agent as may be separately agreed in writing and pursuant to the terms of Section 11.04(b).

Section 10.02 Duties; Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (x) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (y) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except rights and powers expressly contemplated hereby and the Loan Documents to which it is a party, that Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 11.01), and (z) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agents shall not be deemed to have knowledge of any Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given notice to the Administrative Agent and the Collateral Agents, as applicable, describing such Mandatory Prepayment Event, Default or Event of Default and such event or events.

(a) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders and, unless and until revoked in writing, such instructions shall be binding upon each Lender. Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment by a court of competent jurisdiction, provided that Administrative Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose Administrative Agent or any of its Affiliates to liability or would, as determined by Administrative Agent in good faith, be contrary to this Agreement or applicable Law. Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Mandatory Prepayment Event, or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b) Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities as well as activities as Administrative Agent.

Section 10.03 Resignation and Removal of Agent. (a) Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders, Borrower and Auna, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, or shall have not accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. In either case, such appointment shall be subject to the prior written approval of Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section 10.03, in the event no successor Administrative Agent shall have been so appointed or shall not have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to Administrative Agent under the applicable Collateral Documents for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Documents and Loan Documents, and, in the case of any Collateral in the possession of Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 10.03 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under the Collateral Documents, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Documents to Administrative Agent for the account of any Person other than Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 11.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Documents, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(c) The Administrative Agent may be removed as Administrative Agent hereunder at the request of Borrower and the Required Lenders. If Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among Lenders a successor agent for Lenders.

Section 10.04 Reliance by Administrative Agent. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information (which may contain “material, non-public information” within the meaning of the United States securities laws concerning Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 10.05 Credit Bidding. Lenders hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which the Borrower is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by the Administrative Agent (at the direction of the Required Lenders) (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to Lenders shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles (to which the Administrative Agent may quote an additional fee) and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), (iv) Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding such Lender (and/or any designee of such Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Amendments, Etc.

(a) Subject to Section 2.18 and subject to the Intercreditor Agreement, neither this Agreement nor any other Loan Documents nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower; provided that no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto:

(i) waive any condition set forth in Article 4;

(ii) extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(iii) postpone any date on which any payment of principal, interest, fees or other amounts due to Lenders, the Administrative Agent or the Collateral Agents is required to be made hereunder or under any other Loan Documents;

(iv) change the principal amount of, or the rate at which interest accrues on, the Loans, or any fees payable hereunder or the currency applicable to any of the foregoing;

(v) change the definitions of “Change of Control” or “Mandatory Prepayment Event”;

(vi) permit the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Documents;

(vii) permit the release of any Collateral other than in accordance with the Loan Documents or the subordination of any Lien under the Loan Documents;

(viii) modify Section 2.19 or the definition of “Pro Rata Share” or otherwise affect the manner in which payments are shared or Collateral is allocated, ratably among Lenders;

(ix) modify Section 3.07 Section 3.11, Section 5.05 and Section 6.13 insofar they relate to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, the definitions of “Anti-Corruption Laws,” “Anti-Money Laundering Laws” and “Sanctions,” and any other provisions or definitions related thereto;

(x) modify Section 2.09(b), Section 5.09, Section 5.11, Section 5.12 Section 5.14, Section 11.06, or Section 11.07;

(xi) modify this Section 11.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders; or

(xii) materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein).

(b) If Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Documents, then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding the foregoing, any term hereof or of the Loans may be amended, and the observance of any term hereof or of the Loans may be waived (either retroactively or prospectively), by the Required Lenders if such term is specifically designated in this Agreement as requiring approval by the Required Lenders.

Section 11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or international overnight courier service, mailed by certified or registered mail or sent by electronic mail or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Luxembourg Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.01 through Section 2.09 or Section 2.16 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Luxembourg Collateral Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE

BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise), including, without limitation, any direct or indirect, special, incidental or consequential damages arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Luxembourg Collateral Agent and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Luxembourg Collateral Agent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03 No Waiver; Remedies.

(a) No failure or delay by any Lender, the Administrative Agent or the Collateral Agents in exercising any right or power hereunder or under any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Collateral Agents and Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Documents or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 11.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b) The Loans are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

Section 11.04 Costs And Expenses; Indemnification; Damage Waiver.

(a) Borrower shall pay (i) all reasonable and documented, out-of-pocket expenses incurred by Lenders, the Administrative Agent and the Agents, including the reasonable fees, charges and disbursements of one counsel for Lenders, the Administrative Agent and the Collateral Agents in each relevant jurisdiction, in connection with the Facility, including, without limitation, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented, out-of-pocket expenses incurred by the Lenders, including the fees, charges and disbursements of one counsel for the Lenders in each relevant jurisdiction, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, and the defense and enforcement of the security interests created by the Collateral Agreements, collection of the Secured Obligations (as defined in the Collateral Agreements), and defense, enforcement and collection of the Collateral, including its rights under this Section 11.04, or in connection with the Loans made hereunder, including all reasonable and documented, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Borrower shall indemnify Lenders, the Administrative Agent and the Agents (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one counsel per jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the preparation, negotiation, execution, delivery or administration of this Agreement, any other Loan Documents or any agreement or instrument contemplated hereby or thereby (which, in each case, shall not include any hedging activity by such Indemnitee related to the Transactions or any other transaction entered into by such Indemnitee), the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement, any other Loan Documents or any agreement or instrument contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a final and non-appealable judgement by a court of competent jurisdiction. For the avoidance of doubt, this Section 11.04(b) shall survive the termination, resignation or removal of the Indemnitees, as the case may be, and it does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing in this Subsection (c) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) All amounts due under this Section shall be payable promptly and in any event not later than five (5) Business Days after demand therefor.

(e) The agreements in this Section 11.04 shall survive the termination of the Commitment and the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to a Lender, or a Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 11.06 Governing Law; Submission To Jurisdiction; Waiver of Jury Trial; Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Documents shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably appoints Cogency Global Inc., located at 122 E. 42nd Street, 18th Floor, NY, NY 10168, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in any court referred to in clause (a), and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Laws, the enforcement of any judgment based thereon. The Borrower shall maintain such appointment until the satisfaction in full of all obligations, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Borrower shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person as such Process Agent subject to the approval of the Administrative Agent. The Borrower covenants and agrees that it shall take any and all reasonable action to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(d) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02(a). Nothing in this Agreement or any other Loan Documents will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(f) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.06(f).

Section 11.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be communicated to the Borrower and subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection 11.07(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (together with all or any portion of NPA Notes concurrently transferred, U.S.$2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or an Eligible Assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S.$3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (ii) such processing and recordation fee will not be payable in any assignment to an Affiliate of a Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or (C) to a Disqualified Entity unless an Event of Default has occurred and is continuing at the time of such transfer (other than any Disqualified Entity under prong (i) of the definition thereof).

(vi) No Increased Costs. For so long as no Event of Default shall have occurred and is continuing at the time of such assignment, the Borrower shall not be required to pay to the relevant assignee any amounts pursuant to Section 2.11 or Section 2.10 in excess of the maximum amounts that the Borrower would have been obligated to pay to the assigning Lender if the assigning Lender had not assigned such Loan to such assignee, unless the circumstances giving rise to such excess payment result from a Change in Law after the date of such assignment.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 2.10, Section 2.20, and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.10 and Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 2.11(f) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 and Section 11.09 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.11, Section 2.10 or Section 2.20, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103- 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notes. In case of an assignment by any Lender of all of its Loans, such Lender shall, at its option, (i) execute and deliver to the relevant assignee, an endorsement (endoso) of each Note to such assignee, together with its corresponding Note Completion Agreement, or (ii) instruct the Administrative Agent to request the Borrower to execute a new Note and corresponding Note Completion Agreement identical in form and substance to the original Note, and/or the corresponding Note Completion Agreement, in which case the Borrower shall execute and deliver to such assignee a new Note evidencing the assigned Loans together with its corresponding Note Completion Agreement, not later than ten (10) Business Days after receipt of request thereof from the Administrative Agent and concurrently with the consummation of such assignment; provided that such new Note and Note Completion Agreement shall be delivered in exchange for any existing Note and related Note Completion Agreement evidencing the assigned Loans. In case of an assignment by any Lender of only a portion of its Loans, the Borrower shall, not later than ten (10) Business Days after receipt of a notice from the Administrative Agent that such Lender intends to assign a portion of its Loans, concurrently with the consummation of such assignment execute and deliver to the relevant assignee a new Note evidencing the Loans assigned to such assignee, together with its corresponding Note Completion Agreement.

Section 11.08 Severability. Any provision of any Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.09 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.21, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 and Section 2.11) and obligations under this Agreement and the related Loan Documents to a permitted assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.07;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.20) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f) the Administrative Agent shall be satisfied with the results of all “know your client” or other checks (it being understood that nothing in the Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to the identity of any Person on behalf of any Lender and each Lender shall be solely responsible for any such checks it is required to carry out and may not rely on any statement in relation to such checks made by the Administrative Agent or by any Person to the Administrative Agent).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to each Lender and/or Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof, which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.11 Survival Of Representations. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.10, Section 2.11 and Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 11.12 Confidentiality. Each of the Administrative Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, insurers, reinsurers, brokerage companies and brokers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided herein and the disclosing person shall be responsible for any breaches of this provision by the receiving Person), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority) having or asserting jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and except in connection with any request as part of a regulatory examination), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including, for the avoidance of doubt, providing the list of Disqualified Entities to such prospective assignees or Participants) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to such Lender on a non-confidential basis from a source other than Borrower or (i) to the extent authorized under the law of Peru, to (x) any Governmental Authority or other Person to which banking secrecy may not be opposed pursuant to any applicable law, regulation, case law, court order or rules of any relevant stock exchange and (y) any Relevant Person only if the Lender deems such disclosure to be necessary or desirable for (A) the carrying out of its duties, obligations, commitments and banking activities and/or (B) purposes of its internal cross-selling, assets & liabilities and risk management policy. For the purposes of this Section “Information” means all information received from Borrower relating to Borrower, Auna Lux or the Target or their respective business hereunder or pursuant hereto, other than any such information that is available to a Lender on a non-confidential basis prior to disclosure by Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13 Data Protection.

(a) In compliance with the provisions of the GDPR and the Spanish Organic Law on the Protection of Personal Data and the guarantee of digital rights, Banco Santander, S.A. (hereinafter, the “Bank”) hereby informs the Borrower, each Sponsor and their respective Subsidiaries that, obliges itself to inform the data subjects that their personal data included in this Agreement will be processed by the Bank for the purpose of managing the contractual relationship, and of maintaining any relationship with the legal person, party to this agreement and to which the data subject represents. This processing is necessary and based on the Bank’s legitimate interest and on compliance with legal obligations. Such personal data will not be disclosed to third parties unless there is a legal obligation to do so and will be kept for as long as the contractual relationship remains in effect and thereafter until any liabilities arising therefrom have expired. The data subjects may contact the Data Protection Officer of Banco Santander, S.A. at privacidad@gruposantander.es and exercise their rights of access, rectification, erasure, blocking, data portability and restriction of processing (or any other recognized by law) by email to scib.privacy@gruposantander.com. The data subjects may also submit any claims or requests relating to the protection of personal data to the Spanish Data Protection Agency at www.aepd.es.

(b) The Borrower and each Sponsor hereby acknowledges, and when required by applicable data protection regulation expressly consents, the disclosure of its personal data to other Santander Group companies, along with any relevant transactions-related information, that allows such companies to comply with (i) the Santander Group’s Financial Crime Compliance internal policies, (ii) its legal obligations relating to the anti-money laundering and counter terrorism financing regulations and (iii) its regulatory reporting to the supervisory authorities.

Section 11.14 No Advisory Or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, that: (A)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (B)(i) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent, nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (C) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and such Lender has no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.15 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Administrative Agent, the Collateral Agents and each of their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Set-off Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Set-off Party may have.

Section 11.16 Waiver of Immunity. To the extent that the Borrower may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

Section 11.17 Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Loan Documents or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following a Lender’s receipt of any sum adjudged in the Judgment Currency, such Lender may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless such Lender against any deficiency in terms of Dollars in the amounts actually received by such Lender following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by a Lender, and shall survive the termination of this Agreement.

Section 11.18 USA PATRIOT Act Notice. Each Lender is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”) and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act. Borrower agrees to promptly provide such Lender with all of the information required by such Person to identify Borrower in accordance with the Act.

Section 11.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 11.20 Disclosure. Borrower hereby acknowledges and agrees that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower or its Affiliates.

Section 11.21 Collateral Release. Upon the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued), subject to the terms of this Agreement and the Intercreditor Agreement, the Lenders shall direct the Intercreditor Agent pursuant to the terms hereof to release the Lien on the Collateral in accordance with the terms of the Peruvian Trust Agreement, the Peruvian Pledge Agreement, the Onshore Collateral Agency Agreement and/or the Luxembourg Pledge Agreement, as applicable, and the other Loan Documents and all obligations thereunder (other than those expressly stated to survive such termination) of the Borrower and terminate the applicable Collateral Agent. At the request and sole expense of Borrower following any terminations described in this Section 11.21, the Lenders shall direct the Intercreditor Agent to direct the applicable

Collateral Agent to execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination, including terminating the Peruvian Trust Agreement, the Peruvian Pledge Agreement, the Onshore Collateral Agency Agreement and/or the Luxembourg Pledge Agreement. Collateral Agents’ Lien on the applicable Collateral shall be released in accordance with their terms upon any other disposition permitted under the Loan Documents.

Section 11.22 Contingent Payment Debt Instrument. THE LOAN WILL BE TREATED AS “CONTINGENT PAYMENT DEBT INSTRUMENT” SUBJECT TO THE PROVISIONS OF SECTION 1.1275-4 OF THE TREASURY REGULATIONS (THE “CONTINGENT DEBT REGULATIONS”). EACH LENDER MAY OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE FOR THE LOAN, DETERMINED BY THE BORROWER PURSUANT TO THE CONTINGENT DEBT REGULATIONS, BY CONTACTING EDGARDO CAVALIÉ AT HEREDIA INVESTMENTS S.A.C., AT AV. JORGE BASARDE NO. 310, PISO 7, SAN ISIDRO, LIMA, PERU.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

HEREDIA INVESTMENTS S.A.C.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Credit Agreement]

TMF GROUP NEW YORK, LLC,
as Administrative Agent

By:
Name:
Title:

[Signature page to Credit Agreement]

TMF LUXEMBOURG S.A.,
as Luxembourg Collateral Agent

By:
Name:
Title:

[Signature page to Credit Agreement]

SPONSORS:

Enfoca Asset Management Ltd., as Sponsor

By:
Name:
Title:

Enfoca Sociedad Administradora de Fondos de
Inversión S.A.,
as Sponsor

By:
Name:
Title:

Enfoca Discovery 2, L.P.,
as Sponsor

By: Enfoca Discovery 2 GP, L.P., its general partner
By: Enfoca Discovery 2 Fund Management Ltd., its general partner

By:
Name:
Title:

Enfoca Descubridor 1,
as Sponsor

By:
Name:
Title:

[Signature page to Credit Agreement]

Enfoca Descubridor 2,
as Sponsor

By:
Name:
Title:

Luis Felipe Pinillos Casabonne,
as Sponsor

By:

[Signature page to Credit Agreement]

LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:
Name:
Title:

[Signature page to Credit Agreement]

ANNEX I

REPRESENTATIONS AND WARRANTIES OF THE SPONSORS

Each Sponsor, severally and not jointly, makes the following representations and warranties to the Administrative Agent and each Lender on the Closing Date:

1.01 Existence; Qualification and Power.

(a) Each Loan Party and each Sponsor (i) is organized, validly existing and, as applicable, in good standing (to the extent such or similar qualification exists in the future in its respective jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business as it is currently being conducted and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and, as applicable, in good standing (to the extent such or similar qualification exists in the future in its respective jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(x) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of each Sponsor, after due and diligent investigation, each Target Entity (i) is organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business as it is currently being conducted and (y) execute, deliver and perform its obligations under the Acquisition Documents and the BTB Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(x) or (iii), to the extent that failure to do so could not reasonably be expected to have a Target Material Adverse Effect.

1.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party and each Sponsor, of each Loan Document and each Acquisition Document to which such Loan Party or such Sponsor is a party and the consummation of the Transactions by the Loan Parties and the Sponsors have been duly authorized by all necessary corporate or other organizational action, as well as by the Mexican Antitrust Commission (Comisión Federal de Competencia Económica), and do not and will not (a) contravene the terms of any Loan Party’s or any Sponsor’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) result in the imposition of any Lien (other than the Liens created pursuant to the Collateral Agreements).

1.03 Governmental Authorization; Other Consents. Except for the registration of the Peruvian Trust Agreement and the Peruvian Pledge Agreement before the public registry for purposes of enforceability against third parties, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Loan Parties or the Sponsors of this Agreement or any other Loan Document except with the Luxembourg Registration and Estates Department and Value Added Tax (Administration de l’ Enregistrement et des Domaines et de la Taxe Sur La Valeur Ajoutée) in case where (i) the Financing Documents are attached (annexé) to a public deed or any other document(s) that require(s) mandatory registration in Luxembourg or (ii) the Financing Documents are deposited with the minutes of a notary (deposé au rang des minutes d’un notaire). Luxembourg registration duties would also apply in case the Financing Documents are voluntarily submitted to registration.

1.04 Binding Effect. Each Loan Document and Acquisition Document to which a Loan Party or a Sponsor is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party or such Sponsor. Each BTB Loan Document and Acquisition Document when so delivered will constitute, a legal, valid and binding obligation of Auna Mexico, enforceable against Auna Mexico in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and/or principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law) or (ii) applicable provisions establishing limitations with respect to exclusive jurisdiction of courts other than Mexican courts with respect to disputes involving Mexican persons.

1.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of Auna and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities of Auna and its Subsidiaries as of the date thereof, including liabilities for material Taxes and material commitments. The Unaudited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the relevant entities as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities of the relevant entities as of the date thereof, including liabilities for material Taxes and material commitments.

(b) (i) The unaudited consolidated balance sheet of Auna Mexico and its Subsidiaries dated June 30, 2022, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the three-month period ended on that date and for the comparable period of the prior fiscal year of Auna Mexico (A) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of Auna Mexico and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; (ii) the unaudited balance sheet of Auna dated June 30, 2022, and the related statements of income or operations, shareholders’ equity and cash flows for the three-month period ended on that date and for the comparable period of the prior fiscal year of Auna (A) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of Auna as of the date thereof and their results of operations for the period covered thereby; and (iii) the unaudited balance sheet of each Guarantor dated June 30, 2022, and the related statements of income or operations and shareholders’ equity for the three-month period ended on that date and for the comparable period of the prior fiscal year of each Guarantor, except for the Peruvian and Colombian Guarantors for which such comparable period is not available, (A) were prepared in accordance with IFRS or Colombian GAAP in the case of the Colombian Guarantors consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of each Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i), (ii) and (iii), to the absence of footnotes and to normal year-end audit adjustments.

(c) To the knowledge of the Sponsors, (i) the audited financial statements of the Target Entities as of the end of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021 and the related consolidated statements of operations and shareholders’ equity and (ii) the unaudited balance sheet of the Target Entities dated June 30, 2022, and the related statements of income or operations and shareholders’ equity for the three-month period ended on that date and for the comparable period of the prior fiscal year of the Target Entities (A) were prepared in accordance with Mexican GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of the Target Entities as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clause (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect or a Target Material Adverse Effect, in each case before and immediately after giving effect to the consummation of the OCA Acquisition and the other transactions contemplated thereby.

(e) Except for Indebtedness incurred under the BTB Loan and the Material Indebtedness existing as of the date set forth on Schedule III.1.03 hereto, Auna Mexico does not have any Material Indebtedness outstanding as of the Closing Date.

(f) As of the Closing Date, none of the Loan Parties or any Subsidiary thereof has any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements (including the notes thereto).

(g) There is no Law, ruling or decree which may impose material adverse conditions on the Loan Documents or the Acquisition Documents, or the consummation of the Transactions in accordance with the terms of the Loan Documents and the Acquisition Documents, as the case may be.

1.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Sponsors after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Loan Parties or any of its Subsidiaries, or the Sponsors or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other BTB Loan Document, or any of the Transactions, or (b) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on the Loan Parties or any Subsidiary thereof, of the matters described on Schedule I 1.06.

1.07 No Default. No Loan Party or any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Signing Date, no Default has occurred and is continuing or would result from the consummation of the Transactions or trigger a mandatory prepayment under Section 2.03(b) of the BTB Loan.

1.08 Ownership of Property; Liens. Each Loan Party and its Subsidiaries has good and valid title in, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and their respective Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 of the New Term Loan Agreement.

1.09 Environmental Compliance. None of the Loan Parties, Target Entities or Subsidiaries nor any of their respective facilities or operations:

(a) are subject to, or the subject of, any proceedings regarding environmental matters or compliance with Environmental Laws or Permits that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b) lack any of the Permits required to conduct their business and operations under Environmental Law and the Loan Parties, Target Entities and Subsidiaries are in compliance in all material respects with all obligations, terms and conditions set forth in said Permits;

(c) have treated, stored, disposed of, arranged for the disposal of, transported, handled or released any Hazardous Material into the soil, surface water or ground water in violation of any Environmental Law or in a manner so as to give rise to Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d) owe any duties, taxes or similar contributions (whether federal, state or municipal) relating to the use or supply of water or the discharge or treatment of waste waters. All water supplied to and used by the Loan Parties, Target Entities and Subsidiaries is supplied and used in material compliance with applicable Laws, including tax laws and Environmental Laws. All wastewater discharged by the Loan Parties, Target Entities and Subsidiaries is discharged in material compliance with applicable Laws, including tax laws and Environmental Laws; or

(e) are subject to any outstanding written order, consent, decree or settlement agreement with any Person relating to any Environmental Law, any claim giving rise to any Environmental Liability, or any activity relating to any Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

1.10 Insurance. The properties of the Loan Parties and their respective Subsidiaries (including real estate assets) are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates and the Loan Parties have provided true and complete copies of insurance policies of the Target Entities (in each case, as in effect as of the BTB Closing Date) to the Lenders.

1.11 Taxes.

(a) Each Loan Party and its Subsidiaries have duly filed all Tax returns and reports required by applicable Law to be filed, and have paid all Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income, profits and assets that are due and payable, except in each case (x) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS, as applicable in the relevant jurisdiction of such Loan Party or Subsidiary or (y) to the effect that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Loan Parties or any Subsidiary thereof that could, if made, have a Material Adverse Effect.

(b) There are no Tax actions, suits, proceedings, claims or disputes pending or ongoing, before any Governmental Authority, against the Loan Parties or any of their respective Subsidiaries and, to the knowledge of the Loan Parties and their respective Subsidiaries, there are no Tax actions, suits, proceedings, claims or disputes threatened against the Loan Parties and their respective Subsidiaries.

1.12 Subsidiaries; Equity Interests.

(a) As of the Closing Date, no Loan Party has any Subsidiaries (other than the Target and its respective Subsidiaries after giving effect to the Closing Date and the consummation of the Transactions) other than as set forth in Schedule I, 1.12(a)). All of the outstanding Equity Interests in Auna Mexico have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified in Schedule I, 1.12(b) free and clear of all Liens, except for any Permitted Liens.

(b) There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including, without limitation, pursuant to uncapitalized capital contributions), obligating the Loan Parties or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or any securities exchangeable for, or convertible into, capital stock or obligating the Loan Parties or any of their Subsidiaries to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

1.13 Margin Regulations; Investment Company Act.

(a) Auna Mexico is not engaged nor will Auna Mexico engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. None of the Loan Parties are subject to any regulation which limits its ability to Incur Indebtedness hereunder or satisfy its obligations under the BTB Loan Documents.

1.14 Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any of the Loan Parties or any of their Subsidiaries to the Administrative Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties and their Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

1.15 Compliance with Laws.

(a) Each Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of each Sponsor, each Target Entity and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Target Material Adverse Effect.

1.16 Intellectual Property; Permits, Licenses, Etc.

(a) Each Loan Party owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other material intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person. To the knowledge of each Sponsor, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary thereof infringes upon any rights held by any other Person.

(b) Each Loan Party owns and possesses all rights, privileges, permits, licenses, franchises, approvals (including any regulatory approvals, permits, licenses or authorizations, whether issued by a Governmental Authority or otherwise) necessary or desirable to carry out the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and each such right, privilege, permit, license, franchise and approval remains in full force and effect.

(c) All corporate, governmental and regulatory approvals (including, but not limited to, antitrust and other regulatory approvals) necessary or desirable for the consummation of the OCA Acquisition in accordance with its terms have been obtained and are in full force and effect.

1.17 Legal Form.

(a) Each of the Loan Documents to which each Loan Party is a party is in proper legal form under the laws of the jurisdiction of relevant Loan Party for the enforcement thereof against such Loan Party under such law; provided that, for purposes of Colombian law (i) its filing with the courts of Colombia, as applicable, is required, (ii) it must be officially translated into Spanish by a duly authorized public translator (traductor oficial) in Colombia, authorized by the Colombian Ministry of Foreign Affairs or by a translator appointed by a judge in Colombia and (iii) if issued in any country (x) that is a party of The Hague Choice of Court Agreements Convention 2005 (the “Hague Convention”) and has not opposed Colombia’s accession thereto, such document must be certified with an apostille, and (y) that is not a signatory country of the Hague Convention, or then being a signatory country, opposed Colombia’s accession thereto, such document must be legalized before a notary public of such country, the competent Colombian consulate and before the Colombian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores de Colombia). To ensure the legality, validity, enforceability or admissibility in evidence of each Loan Document to which any Loan Party is a party in the jurisdiction of such Loan Party, it is not necessary that the Loan Document be filed or recorded with any Governmental Authority in such jurisdiction, other than the registration of the Mexican Trust Agreement before the corresponding Public Real Estate Registry (Registro Público de la Propiedad) and the Sole Movable Property Registry (Registro Único de Garantías Mobiliarias) and the registration of the Mexican Equity Interest Pledge Agreement before the Sole Movable Property Registry (Registro Único de Garantías Mobiliarias), provided further that, the admissibility into evidence and enforceability before a Peruvian court or authority of any document executed in a language other than Spanish (including judgments) requires such document to be (i) officially translated to Spanish and certified by a duly authorized public translator in Peru; and (ii) if issued in any country other than in Peru (x) which is a signatory country of the Hague Apostille Convention that has not opposed Peru’s accession thereto, legalized by apostille before the competent authority in the country wherein it was issued, or (y) which is not a signatory country of the Hague Apostille Convention or has opposed Peru’s accession thereto, legalized before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú).

(b) Under current laws and regulations of Peru and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made pursuant to the BTB Loan Documents, if applicable, may be freely transferred out of Peru and may be paid in, or freely converted into, Dollars.

1.18 Labor Matters.

(a) There is (i) no unfair labor practice complaint pending or threatened against the Loan Parties or before any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened against Auna Mexico or any Subsidiary thereof, (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against Auna Mexico or any Subsidiary thereof, (iii) no representation proceeding pending with any Governmental Authority involving the employees of the Loan Parties, (iv) no union representation question existing with respect to the employees of the Loan Parties and (v) no union organizing activity taking place, except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Loan Parties are in compliance with the requirements of all applicable social security laws except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (y) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

1.19 Solvency.

(a) Upon giving effect to the execution and delivery of the Loan Documents by the parties thereto and the consummation of the Transaction, the Loan Parties and their respective Subsidiaries will be Solvent as of the Closing Date.

(b) Upon giving effect to the consummation of the Transaction, to the knowledge of the Sponsors after due and diligence investigation, the Target Entities and their respective Subsidiaries will be Solvent as of the Closing Date.

1.20 Rank of Debt. The payment obligations evidenced by each BTB Loan Document to which a Loan Party is a party are and will at all times be secured direct and unconditional general obligations of such Loan Parties, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other senior unsecured Indebtedness of Auna Mexico, if any, whether now existing or hereafter outstanding, except those that have priority by mandatory provision of Debtor Relief Laws and those whose claims are accorded preferential priority under the Laws of Mexico.

1.21 Commercial Activity; Absence of Immunity. The Loan Parties are subject to civil and commercial law with respect to its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Loan Parties of each Loan Document to which they are party constitute private and commercial acts rather than public or governmental acts. Neither the Loan Parties nor any property of the Loan Parties is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to its obligations under the BTB Loan or any of the Loan Documents; except for the limitations that are set out in Articles 593, 594 and 595 of the Colombian General Code of Procedure (Código General del Proceso) and article 25 of Colombian Law 1751 of 2015. To the extent that any Loan Party (other than the Colombian Guarantors) or any of their respective properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, such Loan Party has waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in the Loan Documents.

1.22 Use of Proceeds.

(a) Auna will use the proceeds of the Loans made on the BTB Closing Date solely to finance in part the OCA Acquisition and pay certain costs, fees and expenses associated with the transactions contemplated hereby.

(b) No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

1.23 Acquisition Documents. Auna Mexico has delivered to the Purchasers a true, complete and correct copy of the Acquisition Documents, including any amendments, supplements or modifications with respect thereto. Each of the Acquisition Documents has been validly authorized, executed and delivered by Auna Mexico (and to the best of each Sponsor’s knowledge, each other party thereto) and constitutes the valid and binding obligation of Auna Mexico (and to the best of each Sponsor’s knowledge, each other party thereto) in accordance with the terms thereof. No default, event of default or similar event has occurred and is continuing under any of the Acquisition Documents. No event or circumstance, the occurrence of which would result in Auna Mexico having the ability to terminate its obligations under the Acquisition Documents or to decline to consummate the OCA Acquisition, has occurred or is reasonably expected to occur on or prior to the Closing Date.

1.24 Collateral Matters. Effective on the Closing Date, the provisions of the Collateral Agreements shall be effective to create in favor of the Collateral Agent for the ratable benefit of the Lenders, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the parties thereunder (other than Permitted Liens); provided, however, that the Peruvian Trust Agreement and the Peruvian Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in the applicable public registry and annotations in applicable share ledgers and share certificates of the Borrower and Auna.

(a) Neither the establishment of the Liens created by the Collateral Agreements, nor the exercise of the rights and remedies contemplated by the Collateral Agreements at any time, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Borrower, any Loan Party or any Subsidiary thereof or any Sponsor.

(b) None of the parties to the Collateral Agreements has received any written notice of any outstanding adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Peruvian Trust Agreement shall be governed solely by the terms of the Peruvian Trust Agreement.

1.25 Sanctions Laws.

(a) None of the Loan Parties or their respective Subsidiaries or any of their respective partners, associates, shareholders, directors, officers or employees or, to the knowledge of the Sponsors after due inquiry, its agents or Affiliates or those of its Subsidiaries is a Person that is a Sanctions Target.

(b) The Loan Parties, their respective Subsidiaries and any of their respective partners, associates, shareholders, directors, officers, employees and, to the knowledge of the Sponsors after due inquiry, its agents and Affiliates and those of its Subsidiaries have been and are in compliance with Sanctions.

(c) Auna Mexico and its Subsidiaries and, to the knowledge of the Sponsors after due inquiry, its Affiliates have instituted and maintain policies and procedures reasonably designed to ensure continued compliance with Sanctions.

(d) The Borrower will not permit any Sanctions Target or Sanctioned Jurisdiction to have any direct or indirect interest in or connection to any funds repaid or remitted by the Borrower in connection with this Agreement.

1.26 Anti-Corruption Laws).

(a) None of the Loan Parties or any of their Subsidiaries or any of their respective partners, associates, shareholders, directors, officers, or employees or, to the knowledge of the Sponsors after due inquiry, its agents or Affiliates or those of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws.

(b) Auna Mexico and its Subsidiaries and, to the knowledge of the Sponsors after due inquiry, Affiliates, have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Corruption Laws.

1.27 Anti-Money Laundering . None of Auna or its Subsidiaries or any of their respective partners, associates, shareholders, directors, officers, or employees or, to the knowledge of the Sponsors after due inquiry, its agents or Affiliates or those of its Subsidiaries has violated or is violating any Anti-Money Laundering Laws.

1.28 Beneficial Ownership Certification. As of the BTB Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

1.29 Diligence. The Lenders and the Administrative Agent have been provided with (i) information of the assets, liabilities (including contingent liabilities) and business of the Borrower and the Target Entities (including but not limited with respect to Tax, legal, financial and corporate matters) and (ii) diligence reports with respect to the foregoing prepared by an Acceptable Independent Advisor, in each case that is true and correct in all material respects.

1.30 Financial Model. The Lenders have received a copy of the most up-to-date financial model, as of the Closing Date, that contains information that is accurate in all material respects; provided that such financial model is subject, in all respects, to the disclaimer language set forth on the first page thereof.

1.31 ESG. As of the Closing Date, no Environmental and Social Claim which might reasonably be expected to have a Material Adverse Effect has been commenced or (to the best of its knowledge and belief) is threatened against any Loan Party or any Subsidiary thereof.

ANNEX II

AFFIRMATIVE COVENANTS OF THE SPONSORS

So long as any Lender shall have any Commitment, or any Loans or other Obligation hereunder shall remain unpaid or unsatisfied, or any Note shall remain outstanding, each Sponsor agrees to cause Auna Lux and its Subsidiaries to comply with each of the affirmative covenants set forth below, and in respect of the covenants set forth in Sections 1.01 and 1.03 each Sponsor shall comply with such covenants:

1.01 Collateral.

(a) Each Sponsor shall, and shall each cause the Borrower to ensure, that at all times, the Equity Interests of Auna Lux owned by the Sponsors that are pledged in favor of the Luxembourg Collateral Agent, for the benefit of the Secured Parties, pursuant to the Luxembourg Pledge Agreement represent at least (i) 82.05% of the aggregate issued and outstanding class B shares of Auna Lux and (ii) (x) prior to any IPO, at least 82.05% of the aggregate issued and outstanding Voting Stock of Auna Lux and (y) upon and after any IPO, at least 76.08% of the voting rights in Auna Lux.

(b) Each Sponsor shall, and shall each cause the Borrower to, undertake such actions as may be necessary or, to the extent requested by the Luxembourg Collateral Agent, advisable in order to preserve the rights of the Secured Parties under the Luxembourg Pledge Agreement. Without limiting the generality of the foregoing, each Sponsor and the Borrower shall execute, or shall cause the execution of, any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Luxembourg Collateral Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the security interest in favor of the Luxembourg Collateral Agent created by the Luxembourg Pledge Agreement or such other Liens that may replace the Liens created by the Luxembourg Pledge Agreement in accordance with its terms, in form and substance satisfactory to the Required Lenders. Such Liens will be created under the Luxembourg Pledge Agreement or equivalent document in form and substance reasonably satisfactory to the Luxembourg Collateral Agent or the Required Lenders, and the Borrower shall deliver, or cause to be delivered, to the Luxembourg Collateral Agent or the Required Lenders all such instruments and documents (including legal opinions and lien searches) as the Luxembourg Collateral Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 1.01.

1.02 ESG. Auna Lux shall, and shall cause its Subsidiaries, as applicable, to (i) use its reasonable best efforts to comply with the policies, guidelines and goals set forth in the ESG Plan, (ii) no later than thirty (30) days after the end of each fiscal quarter, deliver a written quarterly update, prepared on a consolidated basis, regarding compliance of the ESG Plan substantially in the form attached as Schedule II.1.18 to this Agreement or as otherwise agreed with the Lenders and (iii) at the request of the Lenders, subject to reasonable advanced written notice, cause its senior management to hold conference calls with the Lenders only with respect to questions in connection with the written quarterly update delivered pursuant to clause (ii); provided that such request shall be limited to not more than one conference call in any fiscal quarter.

1.03 LTV.

(a) On each LTV Calculation Date, commencing on the Closing Date, the Sponsors shall procure that a Responsible Officer of Auna Lux shall deliver to each Lender, a calculation, in reasonable detail, of the Weighted Currency Variation and the LTV Ratio.

(b) In the event that on any LTV Calculation Date, (i) the Weighted Currency Variation is equal to or greater than 20%, and (ii) an LTV Ratio Deficiency exists, the Sponsors shall procure that such actions are taken to cure such deficiency (including to procure the repayment or prepayment of any Indebtedness of Auna Lux and/or its Subsidiaries or any Indebtedness outstanding under this Agreement or by the making of any capital contributions to Auna Lux) such that on the immediately succeeding LTV Calculation Date any such deficiency is cured. Failure to cure an LTV Ratio Deficiency within the period set forth above will constitute an Event of Default.

ANNEX III

[RESERVED]

ANNEX IV

DEFINITIONS; OTHER INTERPRETIVE PROVISIONS

Unless otherwise defined in the Agreement, capitalized terms used in Annex I and/or Annex II, shall have the following meanings; provided that to the extent the same definition is used in Section 1.01 of the Agreement and in this Annex IV, the definition used in this Annex IV shall control for the purposes of Annex I and Annex II:

“Acceptable Independent Advisor” means any of the following (i) Galaz, Yamazaki, Ruiz Urquiza, S.C., or one or more of its affiliates or member firms, (ii) PricewaterhouseCoopers México or one of more of its affiliates or member firms, (iii) EY México or one or more of its affiliates or member firms and (iv) KPMG Cárdenas Dosal, S.C. or one or more of its affiliates or member firms.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., Luxembourg U.K., Spain, Colombia, Mexico and Peru) applicable to each Loan Party and their respective Subsidiaries, Affiliates or any of their respective shareholders, directors, officers or employees, concerning or relating to bribery or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010, any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, applicable Colombian laws 80 of 1993, 734 of 2002, 970 of 2005, 1121 of 2006, 1474 of 2011, 1778 of 2016 and 2195 of 2022, the External Circular 100-000003 of July 26, 2016 issued by the Colombian Superintendence of Companies (Superintendencia de Sociedades de Colombia), provisions of the Colombian Criminal Code (Código Penal) relating to anti-corruption any circular approved by the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) relating to anti-corruption practices, Articles 397°, 397°-A, and 398°, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835), Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), Peruvian Law No. 30737 and Peruvian Supreme Decree No. 096-2018-EF, the Federal Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), the Federal Law of Responsibilities of Government Officials (Ley Federal de Responsabilidades de los Servidores Públicos), Mexican Federal Criminal Code (Código Penal Federal) and any other law related with the Mexican General Law for the National Anticorruption System (Ley General del Sistema Nacional Anticorrupción), Mexican General Law of Administrative Responsibility (Ley General de Responsabilidades Administrativas), and all other similar anti-bribery or corruption laws applicable to any Loan Party or any Subsidiary thereof.

“Anti-Money Laundering Laws” means all laws of any jurisdiction (including the U.S., Luxembouurg, Colombia, Mexico and Peru) applicable to the Loan Parties or their respective Subsidiaries or Affiliates or any of their respective shareholders, directors, officers or employees concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by Title III of the Act, the Money Laundering Control Act of 1986, other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001, the Colombian Law 599 of 2000 (Código Penal Colombiano), Laws 1121 of 2006 and 1762 of 2015, Peruvian Legislative Decree No. 1106, Peruvian Law No. 27693, Peruvian Law No. 29038, Peruvian Supreme Decree No. 020-2017-JUS, Peruvian Law Decree No. 25475, Peruvian Código Penal and the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, applicable anti-money laundering laws in Mexico (including the Federal

Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), Credit Institutions Law (Ley de Instituciones de Crédito), General Provisions related to article 115 of the Credit Institutions Law (Disposiciones de carácter general a que se refiere el artículo 115 de la Ley de Instituciones de Crédito) and the Mexican Federal Criminal Code (Código Penal Federal) and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time, and any other similar laws or regulations concerning anti-money laundering or anti-terrorism applicable to any Loan Party or any Subsidiary thereof.

“Applicable COP Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting US Dollars into Colombian Pesos, as such actual average daily exchange rate is reported by the Colombian Central Bank (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable COP Weighted Average” means an amount, expressed as a percentage, equal to the LTV Dollar Equivalent of (i) the total consolidated revenues of Auna Lux and its Subsidiaries denominated in Colombian Pesos divided by (ii) the total consolidated revenues of Auna Lux and its Subsidiaries, in each case, determined for the period of the most recent four fiscal quarters prior to the applicable LTV Calculation Date for which financial statements are available.

“Applicable Dollar Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting Colombian Pesos, Mexican Pesos or Peruvian Soles, as the case may be, into US Dollars, as such daily exchange rate is reported by the Wall Street Journal (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable MXN Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting US Dollars into Mexican Pesos, as such actual average daily exchange rate is reported by the Mexican Central Bank (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable MXN Weighted Average” means an amount, expressed as a percentage, equal to the LTV Dollar Equivalent of (i) the total consolidated revenues of Auna Lux and its Subsidiaries denominated in Mexican Pesos divided by (ii) the total consolidated revenues of Auna Lux and its Subsidiaries, in each case, determined for the period of the most recent four fiscal quarters prior to the applicable LTV Calculation Date for which financial statements are available.

“Applicable PEN Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting US Dollars into Peruvian Soles, as such actual average daily exchange rate is reported by the Peruvian Central Bank (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable PEN Weighted Average” means an amount, expressed as a percentage, equal to the LTV Dollar Equivalent of (i) the total consolidated revenues of Auna Lux and its Subsidiaries denominated in Peruvian Soles divided by (ii) the total consolidated revenues of Auna Lux and its Subsidiaries, in each case, determined for the period of the most recent four fiscal quarters prior to the applicable LTV Calculation Date for which financial statements are available.

“Attributable Indebtedness” means, in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with IFRS; provided that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.

“Audited Financial Statements” means (i) the audited Consolidated balance sheet of Auna and its Subsidiaries (or, upon the consummation of the Auna S.A.A. Merger, Auna Lux and its Subsidiaries) as of the end of each of the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of Auna and its Subsidiaries (or, upon the consummation of the Auna S.A.A. Merger, Auna Lux and its Subsidiaries), including the notes thereto, (ii) the unaudited financial statements of Auna Mexico for the first two fiscal quarters of 2022, and the related statements of income or operations, shareholders’ equity and cash flows for such terms of Auna Mexico, including the notes thereto, certified by a Responsible Officer , (iii) the audited (or, if unaudited, certified by a Responsible Officer) balance sheet of Auna Colombia S.A.S., Clínica Miraflores S.A., Clínica Vallesur S.A., Medic Ser S.A.C., Oncocenter Perú S.A.C., Oncosalud S.A.C., Instituto de Cancerología S.A.S., Promotora Médica Las Américas S.A. and Laboratorio Médico Las Américas S.A.S., as of the end of each of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of income or operations and shareholders’ equity for such fiscal years of each Guarantor, including the notes thereto, (iii) the audited balance sheet of each of the Target Entities as of the end of each of the fiscal years ended December 31, 2019 and December 31, 2020, and the related statements of income or operations and shareholders’ equity for such fiscal years of each of the Target Entities, including the notes thereto, and (iv) the audited Consolidated balance sheet of the Target Entities as of the end of the fiscal year ended December 31, 2021, and the related Consolidated statements of income or operations and shareholders’ equity for such fiscal year of the Target Entities, including the notes thereto.

“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person serving a similar function or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary, an Assistant Secretary or any other individual authorized on behalf of such Person, to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“BTB Loan Documents” has the meaning assigned to the term “Loan Documents” in the BTB Loan.

“BTB Closing Date” has the meaning set forth for “Closing Date” in the BTB Loan.

“Cash Equivalents” means:

(1) Dollars or money in other currencies received or acquired in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) marketable general obligations issued by, or unconditionally Guaranteed by, the national government of any jurisdiction in which Auna Lux and its Subsidiaries have substantial operations or issued by any agency thereof and backed by the full faith and credit of such government, in each case so long as such obligations mature within one year from the date of acquisition thereof;

(5) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (i) any U.S. commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500,000,000, or (ii) with respect to any such deposits or instruments in a non U.S. jurisdiction, any commercial bank in such jurisdiction having one of the four highest international or local ratings obtainable from S&P, Fitch or Moody’s (or their respective local affiliates), or carrying an equivalent rating by a Rating Agency, if any of such named Rating Agencies cease publishing ratings of investments;

(6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (4) and (5) entered into with any bank meeting the qualifications specified in clause (5) above

(7) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(8) interests in any investment company or money market fund which invests 90% or more of its assets in instruments of the type described in clauses (1) through (7) above.

“Closing Date LTV Ratio” means 64.69%.

“Colombian GAAP” means generally accepted accounting principle in Colombia.

“Colombian Guarantors” has the meaning set forth in the New Term Loan Agreement.

“Colombian Pesos” means the lawful currency of Colombia.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by Auna Lux, Auna Mexico or any of their respective Subsidiaries designed to protect Auna Lux, Auna Mexico or any of their respective Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of Auna Lux, Auna Mexico and their respective Subsidiaries.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with IFRS.

“Consolidated Adjusted EBITDA” means, for any period, for Auna Lux and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation and amortization expense; plus

(d) any net loss resulting in such period from currency translation gains or losses; plus

(e) all fees, costs and expenses incurred in connection with the Senior Secured Debt Obligations; plus

(f) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(g) pre-operating expenses for projects under construction and business development expenses for new projects (such pre-operating expenses and business development expenses not to exceed U.S.$10,000,000 (or the Dollar Equivalent thereof) during any fiscal year of Auna Lux following December 31, 2023); plus

(h) change in fair value of assets held for sale and loss on sale of investments in associates; and

(2) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (including any net gain resulting in such period from currency translation gains or losses, and excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA for Consolidated Interest Expense in any prior period).

Notwithstanding the foregoing, clauses (1)(a) through (h) relating to amounts of a Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in such clauses (1)(a) through (h) are in excess of those necessary to offset a net loss of such Subsidiary or if such Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend or distribution to Auna Lux by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

As used in connection with any Person other than Auna Lux, the term “EBITDA” shall have a correlative meaning with the foregoing, with each reference to Auna Lux in the definition of “Consolidated Adjusted EBITDA” being deemed a reference to such Person and each reference therein to the Subsidiaries of Auna Lux being deemed a reference to such Person’s Subsidiaries.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, for any period, for Auna Lux and its Subsidiarieson a Consolidated basis the total interest expense (net of any interest income paid or received in cash) of such Person and its Subsidiaries determined on a Consolidated basis (excluding any income, loss, fees or expenses or deferred interest (i) in connection with the Refinancing Transactions or (ii) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments in connection with the Refinancing Transactions or any other refinancing of Indebtedness that occurred prior to the date hereof), whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capital Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with IFRS, and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs;

(3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries;

(5) the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under IFRS; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to IFRS, such net benefits are otherwise reflected as a cash gain in Consolidated Net Income;

(6) interest expense of such Person and its Subsidiaries that was capitalized during such period or is otherwise non-cash interest expense;

(7) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantor Subsidiaries payable to a party other than Auna Lux or a wholly-owned Subsidiary of Auna Lux; and

(8) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Auna Lux and its Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by Auna Lux and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of Auna Lux. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which Auna Lux or its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, for Auna Lux and its Subsidiaries on a Consolidated basis (, the net income (or loss) of Auna Lux and its Subsidiaries determined in accordance with IFRS; provided that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (5) below, Auna Lux’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Auna Lux or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (2) below); and

(b) Auna Lux’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Auna Lux or a Subsidiary;

(2) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of Auna Lux or such Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of Auna Lux;

(3) any income, loss, fees or expenses from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(4) any extraordinary gain or loss; and

(5) the cumulative effect of a change in accounting principles.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary designed solely to hedge foreign currency risk of such Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Auna, Auna Lux or a Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the maturity date of the New Term Loan Agreement or the date the loans under the New Term Loan Agreement are no longer outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Auna Lux or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Disposition shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provided that Auna Lux or its Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by Auna Lux with Section 7.05 of the New Term Loan Agreement and such repurchase or redemption complies with Section 7.06 of the New Term Loan Agreement .

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the administrative agent under the New Term Loan Agreement or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

“Enterprise Value” means, with respect to Auna Lux and its Subsidiaries, as of any date of determination, (i) the LTV Dollar Equivalent of the Consolidated Adjusted EBITDA for the period of the most recent four fiscal quarters prior to such date of determination for which financial statements are available multiplied by (ii) the Reference Multiple.

“Environmental Laws” means any Law that regulates (i) the protection of human health and safety to the extent relating to exposure to Hazardous Materials; (ii) pollution; (iii) the conservation, mitigation, restoration, preservation or protection of the environment or natural resources (including all air, surface water, groundwater or land, including land surface or subsurface, flora and fauna and other natural resources); (iv) the presence, generation, production, use, treatment, storage, labeling, transportation, handling, treatment, recycling, disposal, emission, discharge, release, exposure, control, remediation or clean-up of Hazardous Materials; or (v) urban development, civil protection, zoning and land use.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) a violation or default of the terms of any Permit issued pursuant to Environmental Laws; (c) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials carried out in breach of any Environmental Laws, (d) exposure to any Hazardous Materials in breach of any Environmental Laws or (e) the release or threatened release of any Hazardous Materials into the environment in breach of any Environmental Laws.

“ESG Plan” means the environmental, social and governance plan, dated September 16, 2022.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined by Senior Management acting in good faith; provided that the Fair Market Value of any such asset or assets, if greater than $5,000,000, will be determined conclusively by the Board of Directors of Auna Lux acting in good faith, and will be evidenced by a Board Resolution.

“Fitch” means Fitch Ratings Inc. and any successor thereto, or its Affiliates.

“FX Rate” has the meaning assigned to such term in the BTB Loan.

“Guarantors” means each Person that is a guarantor under the New Term Loan Agreement and, in each case, includes any other Person that shall have become a party thereto in accordance with the terms thereof.

“Hazardous Materials” means any substance, material, waste, pollutant or contaminant, whether solid, liquid or gas, defined, regulated or in any way possessing toxic, reactive, corrosive, flammable, explosive, radioactive, or infectious, characteristics, including any other term of similar meaning under applicable Environmental Law, in each case that is subject to regulation control or remediation under any Environmental Laws.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross- currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) all obligations of such Person issued or assumed as the deferred purchase price of property (including earn-out obligations), all conditional sale obligations and all obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS);

(5) Capital Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of the Person that is the subject of this definition, whether or not such Indebtedness is assumed by the Person that is the subject of this definition; provided, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivables and related assets (excluding any factoring, discounting or similar transactions in the ordinary course of business and without recourse to any of the assets of such Person);

(10) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(11) all other obligations of such Person which are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as debt under IFRS 16.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Capital Lease Obligations as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, patents, patent applications, patent rights, franchises, licenses and other intellectual property rights.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary designed solely to hedge interest rate risk of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the securities of Auna Lux, the Borrower or any of their respective Subsidiaries pursuant to an effective registration statement filed pursuant to the Securities Act or under Rule 144A of the Security Act or other similar transaction in which securities of Auna Lux, the Borrower or any of their respective Subsidiaries are offered for sale to the general public.

“Loan Parties” means, collectively, (i) prior to date of the repayment in full of all amounts outstanding under the BTB Loan, Auna Mexico, Auna Lux and Auna S.A.A. and any other Person that is or becomes a Guarantor of the BTB Loan and (ii) as of the date of repayment in full of all amounts outstanding under the BTB Loan, Auna Mexico, Auna Lux and Auna S.A.A. and any other Person that is or becomes a Guarantor of the Auna Note Purchase Agreement.

“Loans” has the meaning set forth in the BTB Loan.

“LTV Calculation Date” means (a) the Closing Date, (b) the numerically corresponding day in the calendar month that is six months after the Issue Day and (c) thereafter, each day in the calendar month that is six months thereafter, or if any such date is not a Business Day, the immediately following Business Day.

“LTV Dollar Equivalent” means, for any period of revenues or EBITDA of Auna Lux and its Subsidiaries, with respect to any amount denominated in Colombian Pesos, Mexican Pesos or Peruvian Soles, as the case may be, the equivalent in US Dollars for such period determined using the actual daily exchange rate for the corresponding period for converting Colombian Pesos, Mexican Pesos or Peruvian Soles into US Dollars, as such actual daily exchange rate is reported by the Wall Street Journal, or if not available, as reported by Bloomberg.

“LTV Ratio” means, as of any date of determination, an amount expressed as a percentage, equal to (A) (i) all Indebtedness of Auna Lux and its Subsidiaries less the amount of any cash and Cash Equivalents of Auna Lux and its Subsidiaries, in each case determined on a consolidated basis, as of the most recently ended fiscal quarter for which consolidated financial statements of Auna Lux and its Subsidiaries are available, plus (ii) the aggregate principal amount outstanding under this Agreement and the NPA Notes as of such date; it being understood that any Indebtedness, cash and Cash Equivalents of Auna Lux and its Subsidiaries denominated in any currency other than US Dollars, shall be converted to US Dollars using the Applicable Dollar Exchange Rate as of the relevant date of determination, divided by (B) the Enterprise Value as of such date of determination.

“LTV Ratio Deficiency” means, as of any date of determination, an LTV Ratio that exceeds the Closing Date LTV Ratio by 20% or more.

“Material Indebtedness” means Indebtedness incurred by any of the Loan Parties or any of their respective Subsidiaries exceeding $5,000,000.

“Mexican GAAP” means generally accepted accounting principle in Mexico.

“Mexican Pesos” or “MXP” means the lawful currency of Mexico.

“Mexican Equity Interest Pledge Agreement” has the meaning assigned to such term in the BTB Loan.

“Mexican Trust Agreement” has the meaning assigned to such term in the BTB Loan.

“Mexico” means the United Mexican States.

“Non-Guarantor Subsidiary” means any Subsidiary of Auna Lux that is not a Guarantor.

“Oncomedica” means Oncomedica S.A., a stock corporation (sociedad anónima) incorporated and existing under the laws of Colombia.

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, assessments, registrations, concessions, exemptions, consents and approvals obtained from any Governmental Authority.

“Peruvian Soles” means the lawful currency of Peru.

“Preferred Stock” as applied to the Capital Stock of any corporation, means with respect to any Person, any Capital Stock of any class or classes (however designated) of such Person that has preferred rights over any other Capital Stock of such Person with respect to the payment of dividends, distributions or redemptions or upon liquidation, dissolution or winding up.

“Rating Agency” means each of S&P, Fitch and Moody’s.

“Reference Multiple” means 12.0.

“Rolling Period” means, with respect to any fiscal quarter of Auna Lux, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto, or its Affiliates.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed) now owned or hereafter acquired whereby Auna Lux or a Subsidiary transfers such property to a Person (other than Auna Lux or any of its Subsidiaries) and Auna Lux or a Subsidiary leases it from such Person.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject of comprehensive territory or country-wide Sanctions (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine, and the non-Ukrainian government controlled regions of Zaporizhzhia and Kherson of Ukraine).

“Sanction(s)” means all laws, rules, regulations and requirements concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury, Colombia, Mexico, and Peru.

“Sanctions Target” means any Person with whom any dealings are restricted or prohibited under any Sanctions, including as a result of being: (i) named in any Sanctions-related list, including the “Specially Designated National and Blocked Person” list or other designation of the United Nations Security Council, the European Union, His Majesty’s Treasury or the Hong Kong Monetary Authority; (ii) located, organized or resident in a Sanctioned Jurisdiction; or (iii) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(ii).

“Sellers’ Note” means the promissory note (pagaré) dated as of the Closing Date evidencing the equivalent in Mexican Pesos (calculated at the FX Rate) of $20,000,000 issued and delivered by Auna Mexico in favor of Genaro Levinson Marcovich as part of payment of the consideration of the OCA Acquisition.

“Senior Management” means the chief executive officer and the chief financial officer of Auna Lux.

“Senior Secured Bonds” means the senior secured notes issued under the Auna Indenture.

“Senior Secured Debt Obligations” means, collectively, the Obligations (as defined in the New Term Loan Agreement) and any and all amounts due under the Senior Secured Bonds and/or any Refinancing Indebtedness (as defined in the New Term Loan Agreement) thereof.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or any of their respective Subsidiaries shall be a “Swap Agreement.”

“Target Entities” means Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

“Target Material Adverse Effect” means an event, development or circumstance that has or could be reasonably expected to have a material adverse change in, or a material adverse effect upon, operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Target Entities or of the Target Entities and their Subsidiaries, taken as a whole.

“Total Assets” means the consolidated total assets of Auna Lux and its Subsidiaries in accordance with IFRS as shown on the most recent consolidated balance sheet of Auna Lux.

“Unaudited Financial Statements” means the unaudited balance sheet of Auna Salud S.A.C., Clínica Bellavista S.A.C., GSP Inversiones S.A.C., GSP Servicios Comerciales S.A.C., GSP Servicios Generales S.A.C., GSP Trujillo S.A.C., Laboratorio Clínico Inmunológico Cantella S.A.C., RyR Patólogos Asociados S.A.C., Servimédicos S.A.C. and Las Américas Farma Store S.A.S., as of the end of each of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of income or operations and shareholders’ equity for such fiscal years of each Guarantor, including the notes thereto, certified by a Responsible Officer.

“Unrestricted Cash” means consolidated cash and Cash Equivalents of Auna Lux and its Subsidiaries, other than restricted cash, each as determined in accordance with IFRS.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Weighted Currency Variation” means, as of any date of determination, the sum of (a) plus (b) plus (c) where (a), (b) and (c) are calculated as follows:

(a) an amount, expressed as a percentage, equal to (i) the Applicable MXN Exchange Rate, determined as of the applicable LTV Calculation Date, divided by (ii) the Applicable MXN Exchange Rate, determined as of the Closing Date, minus (iii) one, multiplied by (iv) the Applicable MXN Weighted Average as of the applicable LTV Calculation Date, as illustrated in the following formula:

((Applicable MXN Exchange Rate at LTV Calculation Date / Applicable MXN Exchange at Closing Date) – 1) * Applicable MXN Weighted Average at LTV Calculation Date

(b) an amount, expressed as a percentage, equal to (i) the Applicable PEN Exchange Rate, determined as of the applicable LTV Calculation Date, divided by (ii) the Applicable PEN Exchange Rate, determined as of the Closing Date, minus (iii) one, multiplied by (iv) the Applicable PEN Weighted Average as of the applicable LTV Calculation Date, as illustrated in the following formula:

((Applicable PEN Exchange Rate at LTV Calculation Date / Applicable PEN Exchange at Closing Date) – 1) * Applicable PEN Weighted Average at LTV Calculation Date

(c) an amount, expressed as a percentage, equal to (i) the Applicable COP Exchange Rate, determined as of the LTV Calculation Date, divided by (ii) the Applicable COP Exchange Rate, determined as of the Closing Date, minus (iii) one, multiplied by (iv) the Applicable COP Weighted Average as of the applicable LTV Calculation Date, as illustrated in the following formula:

((Applicable COP Exchange Rate at LTV Calculation Date / Applicable COP Exchange at Closing Date) – 1) * Applicable COP Weighted Average at LTV Calculation Date